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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MRV COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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20415 NORDHOFF STREET
CHATSWORTH, CALIFORNIA 91311

Dear Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of MRV Communications, Inc. (the "Company" or "MRV") to be held at the offices of Fulbright & Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103, on Monday, June 17, 2013, at 9:00 a.m., EDT.

        We are pleased to be utilizing the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process will expedite our stockholders' receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting. In accordance with this rule, we are sending stockholders of record at the close of business on April 30, 2013 a Notice of Internet Availability of Proxy Materials. If you would like to receive a printed copy of our proxy materials and annual report instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached proxy statement.

        We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to submit your proxy at your earliest convenience. Please either submit your proxy by telephone or Internet, or by mail, by promptly signing and returning your proxy card in the return envelope. Please review the instructions on each of your voting options described in the proxy statement as well as in the Notice you received in the mail.

        Thank you for your cooperation.

KENNETH H. TRAUB Chairman of the Board of Directors	DAVID S. STEHLIN Chief Executive Officer

May 7, 2013

20415 NORDHOFF STREET
CHATSWORTH, CALIFORNIA 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

        The Annual Meeting of Stockholders (the "Annual Meeting") of MRV Communications, Inc. (the "Company" or "MRV") will be held at the offices of Fulbright & Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103, on Monday, June 17, 2013, at 9:00 a.m., EDT, to:

  1.
  Elect four directors to serve for the ensuing year and until their successors are elected and qualified;

  2.
  Conduct an advisory vote on the compensation of the named executive officers;

  3.
  Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013; and

  4.
  Act upon such other matters as may properly come before the Annual Meeting.

        All stockholders of record at the close of business on April 30, 2013 are entitled to vote at the Annual Meeting.

        Your vote is important. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you may vote in person at the Annual Meeting even if you have previously returned a proxy card. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may submit your proxy. To ensure your shares are voted, you may submit your proxy via the Internet or by telephone, or if you have requested or otherwise received or obtained a printed copy of the proxy materials from us by mail, by completing, signing and promptly returning the enclosed proxy card by mail or following the enclosed instructions to submit your proxy by telephone or the Internet. Procedures for submitting your proxy via the Internet and telephone are described in the General Information section beginning on page 1 of the proxy statement and on the proxy card. For shares held through a bank, broker or other nominee, you must follow the voting instructions provided by your bank, broker or other nominee.

By order of the Board of Directors,

KENNETH H. TRAUB Chairman of the Board of Directors	DAVID S. STEHLIN Chief Executive Officer

May 7, 2013

i

ii

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I being provided with these materials?

        MRV Communications, Inc. (the "Company" or "MRV") has mailed these proxy materials to you in connection with the solicitation by the board of directors of the Company (the "Board" or "Board of Directors") of proxies to be voted at the Annual Meeting of Stockholders to be held on June 17, 2013 (the "Annual Meeting"), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. If at the close of business on April 30, 2013 you were a stockholder of record or held shares through a bank, broker or other nominee as of that date and you obtain a proxy from your bank, broker or other nominee, you are invited to attend the Annual Meeting and vote your shares in person.

Who is entitled to vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 30, 2013, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, which is referred to as the "Record Date," are entitled to receive notice of, and to vote at, the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting. You will be entitled to one vote for each outstanding share of our common stock (the "Common Stock") you own as of the Record Date. As of the Record Date, there were 7,595,184 shares of Common Stock outstanding and eligible to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in "street name?"

        Stockholder of record.    If your shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are considered the stockholder of record with respect to those shares, and we will send you the proxy materials, including a proxy card, directly.

        Beneficial owner of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Follow the instructions of your brokerage firm, bank, broker-dealer or similar organization to receive a vote instruction form.

If I am a stockholder of record, how do I vote?

        There are four ways to vote:

  •
  In person.  You may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

  •
  Via the Internet.  You may submit your proxy via the Internet by following the instructions found on the proxy card.

  •
  By Telephone.  You may submit your proxy by calling the toll-free number found on the proxy card.

  •
  By Mail.  You may submit your proxy by filling out the proxy card and sending it back in the envelope provided.

        Internet and telephone facilities will close at 11:59 p.m., EDT, on June 16, 2013 for the submission of proxies by stockholders of record. Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form, not later than 9:00 a.m., EDT, on June 17, 2013.

If I am a beneficial owner of shares held in street name, how do I vote?

        Please refer to the instructions provided by your bank, broker or nominee. Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form as directed by your brokerage firm, bank, broker-dealer or similar organization for the voting of shares held in street name.

        If you and other residents at your mailing address own shares of the Company's Common Stock in "street name," your bank, broker or nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that bank, broker or other holder of record. This practice is known as "householding." Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your bank, broker or nominee will send only one copy of our annual report and proxy statement to your address. Each stockholder in your household will continue to receive a separate voting instruction form.

        If you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, please contact your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, or by calling Investor Relations at (818) 773-0900 or email at ir@mrv.com.

Who can attend the Annual Meeting?

        All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m., Eastern Daylight Time. If you attend, please note that you will be asked to present valid photo identification, such as a driver's license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the Annual Meeting.

        Please also note that if you hold your shares in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

        Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the proxy card or, if you submit your proxy by telephone or Internet, indicating your plans when prompted. Whether or not you expect to attend, we urge you to vote your shares in favor of the Board of Directors' nominees, the advisory vote on compensation for the Named Executive Officers (as defined in "Beneficial Ownership of Common Stock by Directors and Named Executive Officers" on page 9 below) and the ratification of the independent registered public accounting firm.

 How many shares must be present or represented to conduct business at the Annual Meeting?

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of Common Stock outstanding on the Record Date constitutes a quorum, permitting the conduct of business at the Annual Meeting. Accordingly, your vote is very important to us, no matter how many or how few shares you own. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

What vote is required to approve each item?

        Proposal 1: Election of Directors.    Pursuant to the majority voting provisions of our bylaws, a nominee for director in an uncontested election will be elected if he or she receives a majority of "FOR" votes. A properly executed proxy marked "WITHHOLD AUTHORITY" and broker non-votes are not votes cast and will not be considered votes cast for the foregoing purposes.

        Proposal 2: Advisory vote on executive compensation.    For approval of the advisory vote on the compensation of our Named Executive Officers, an affirmative vote of the holders of a majority in voting power of the shares of Common Stock represented in person or represented by proxy and entitled to vote on the item will be required for approval. Because this vote is advisory, it is not binding on the Board of Directors or MRV. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. A properly executed proxy marked "ABSTAIN" and broker non-votes will not be considered votes cast for the foregoing purposes.

        Proposal 3: Ratification of Independent Registered Public Accounting Firm.    For the proposal to ratify the appointment of our independent registered public accounting firm for the year ending December 31, 2013, the affirmative vote of the holders of a majority in voting power of the shares of Common Stock represented in person or represented by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" and broker non-votes will not be considered votes cast for the foregoing purposes.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "FOR" and "WITHHOLD" votes with respect to the election of directors, "FOR" and "AGAINST" votes with respect to proposals 2 and 3, and abstentions and broker non-votes. A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote for any proposal.

        If your shares are held by your broker, bank or other agent as your nominee, you will need to obtain a proxy form or voting instructions from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, your shares will be treated as broker non-votes. The election to the Board of Directors of the four directors named in this proxy statement, and the advisory vote on the compensation of our Named Executive Officers, are considered non-discretionary items. Accordingly, if you are a street name holder and have not given instructions to your broker or other agent, your shares will be treated as broker non-votes and will not be voted with respect to any of these matters.

Can I change my vote after I return my proxy card?

        Yes. You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in one of three ways:

  •
  you may submit another properly executed proxy by telephone, by Internet, or by signing, dating and returning a later-dated proxy card;

  •
  you may deliver a notice of revocation to our Secretary at the address shown at the beginning of this proxy statement; or

  •
  you may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy).

        For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person (however, simply attending the Annual Meeting will not, by itself, change your vote).

What are the Board of Directors' recommendations?

        The Board of Directors' recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote "FOR" each of its director nominees, the approval of the compensation of our Named Executive Officers, and ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Will stockholders be asked to vote on any other matters?

        To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

ELECTION OF DIRECTORS
(Proposal No. 1)

General

        Each of the following four individuals is a nominee for election to serve a one-year term set to expire at our next annual meeting of stockholders and until his successor is duly elected and qualified: Kenneth H. Traub (Chairman), Robert M. Pons (Vice-Chairman), Mark J. Bonney and Matthew Stecker.

        The Board had resolved to reduce the size of the Board to four members effective at the time of the Annual Meeting. Glenn Tongue is currently a member of the Board, and is not up for re-election to the Board at the Annual Meeting.

        Each of the four nominees identified above has agreed to serve as a director if elected and has consented to being named in this proxy statement, and we have no reason to believe that any nominee will be unable to serve. The Board of Directors has determined that each of the director nominees listed above is an "independent director" as defined in the rules of the Nasdaq Stock Market, LLC, and our Corporate Governance Policies, which are available on our website at www.mrv.com.

 Director Nominees

        Biographical information about each director nominee as of April 30, 2013 appears below.

Name and age	Principal Occupation, Business Experience and Directorship
Kenneth H. Traub Chairman Age 51 Director since 2011	Mr. Traub has served as our Chairman of the Board of Directors since January 2012. He has over 20 years of senior management, corporate governance, turnaround and transactional experience with public and private companies. Since 2009, Mr. Traub has been the president and chief executive officer of Ethos Management LLC, a private investment and advisory firm which specializes in driving strategic, operational and financial improvements in undervalued public companies in order to build and unlock shareholder value. Mr. Traub served as president, chief executive officer and a director of American Bank Note Holographics, Inc. ("ABNH"), a publicly-traded, leading global supplier of optical security devices, from 1999 until its sale in 2008 to JDS Uniphase Corporation ("JDSU"), a leading global provider of optical products and test and measurement solutions for the communications industry. Mr. Traub managed the turnaround, growth and sale of ABNH. Following the sale of ABNH, Mr. Traub served as vice president of JDSU in 2008. In 1994, Mr. Traub co-founded Voxware, Inc., a pioneer in Voice over IP, and was its executive vice president, chief financial officer and director until 1998. From 1988 to 1994, Mr. Traub served as a vice president at Trans-Resources, Inc., a multi-national holding company and investment manager. Mr. Traub currently serves on the boards of directors of the following SEC-reporting companies: (i) iPass Inc., a Nasdaq-traded global provider of software and services for enterprise mobility, where Mr. Traub has served since July 2009; (ii) DSP Group, Inc., a Nasdaq-traded global provider of wireless chipset solutions for converged communications where he has served since 2012; (iii) Athersys, Inc., a Nasdaq-traded biotechnology company engaged in the discovery and development of therapeutic product candidates where he has served since 2012; and (iv) Vitesse Semiconductor Corporation, a Nasdaq-traded leading supplier of integrated circuit solutions for next-generation carrier and enterprise networks where he has served since March 2013. Xyratex Ltd., a Nasdaq-traded leading provider of data storage technology, has agreed to appoint Mr. Traub to its board of directors immediately following its 2013 annual meeting of stockholders. Mr. Traub has notified iPass that he is declining to stand for re-election at its 2013 annual meeting of stockholders in June 2013. Mr. Traub also serves on the board of directors of Tix Incorporated, a provider of ticketing services. He also served as a director of Phoenix Technologies Ltd. from December 2009 until the company was sold in December 2010, MIPS Technologies, Inc., a Nasdaq-traded provider of processor architectures and cores for digital consumer and business applications from December 2011 to its sale in February 2013, and served as the chairman of the board of the New Jersey chapter of the Young Presidents Organization ("YPO") in 2010 and 2011. He received a bachelor of arts degree from Emory College, and a master's degree in business administration from Harvard Business School. We believe Mr. Traub's qualifications to serve on our Board include his experience and expertise in managing, restructuring, rebuilding, growing and selling companies to maximize shareholder value.

Name and age	Principal Occupation, Business Experience and Directorship
Robert M. Pons Vice-Chairman Age 57 Director since 2011

Mr. Pons has served as our Vice-Chairman of the Board of Directors since January 2012. Mr. Pons has over 30 years of senior level management experience with early stage ventures and Fortune 500 and turnaround companies. Currently, Mr. Pons is the chairman of Livewire Mobile, Inc., a publicly-traded comprehensive digital content solutions company for carriers, handset manufacturers and media companies in the mobile content market. Prior to his position at Livewire Mobile, Inc. from 2008 to January 2011, Mr. Pons was senior vice president of capital markets for The Management Network Group ("TMNG"), a provider of professional services to the converging communication media and entertainment industries and the capital formation firms that support them. From 2003 to 2007, he was chief executive officer of Uphonia/SmartServ, Inc., a publicly-traded firm in the wireless industry which was recapitalized and repositioned under his leadership. Mr. Pons began his telecommunications experience at MCI Communications from 1980 to 1986, opening the New England markets and growing them from start-up to a $100 million division, and serving as a special advisor to the president during the company's highest growth years. In 1986, Mr. Pons was hired by Sprint Corporation to manage its Northeast sales division with over $750 million in revenue, and in 1992, he joined Geotek Communications Inc., a wireless carrier, as its senior vice president of business development. In addition to his directorship at Livewire Mobile, he currently serves on the boards of (i) Concurrent Computer Corporation, a Nasdaq-traded global leader in multi-screen video delivery, media data management and monetization where he has served since 2012; and (ii) Primus Telecommunications Group, Incorporated, a NYSE-traded provider of advanced communication solutions where he has served since 2011. Mr. Pons received his bachelor of arts degree, magna cum laude, from Rowan University, and holds a patent on enhancement of 9-1-1 systems. As a pioneer in the telecommunications industry, Mr. Pons brings to the Board his experience as a senior level executive working in the telecommunications industry.

Name and age	Principal Occupation, Business Experience and Directorship
Mark J. Bonney age 59 Director since April 2013

Mr. Bonney has been the president and chief executive officer of On Board Advisors, LLC, a strategic and financial advisory firm, since January 2013. Prior to On Board Advisors, Mr. Bonney was executive vice president and chief financial officer from March 2010 to December 2012 of Direct Brands, Inc., a leading direct-to-consumer marketing company. From 2005 to 2008, he was executive vice president and chief financial officer of ABNH, a publicly-traded, leading global supplier of optical security devices, where he worked with Mr. Traub to implement the turnaround, growth and sale of the business in 2008 to JDSU, earning him the CFO of the year award for best turn around manager by NJ Biz, a business publication focused on the New Jersey market. He remained at JDSU through 2010 as the vice president and general manager of their authentication solutions group. From 2002 to 2005, Mr. Bonney was an independent director of ABNH and several private companies, and he provided interim leadership at a number of companies, including Inline Plastics, Inc., a manufacturer of thermoformed plastic products and EDAC Technologies Corporation, a manufacturer of high precision parts and subassemblies for the aerospace market. Prior to 2002, he held senior financial and operating roles at Axsys Technologies, Inc., a publicly traded leading manufacturer of highly sophisticated components and subsystems used in aerospace, defense, data storage, medical and other high technology markets as president, chief operating officer and a director, and at Zygo Corporation, a Nasdaq-traded manufacturer of metrology measurement and control systems and optical components used in semiconductor, data storage and other high technology markets where he was vice president, chief financial officer and vice president of operations. He is currently a director of: (i) Sigma Designs, Inc., a Nasdaq-traded leading provider of semiconductor solutions used to deliver entertainment and control throughout the home, where he has served since August 2012, and (ii) Zix Corporation, a Nasdaq-traded market leader in email encryption services where he has served since January 2013. Mr. Bonney contributes to our Board of Directors his significant management and financial evaluation experience as a senior executive of middle market, high technology companies in the United States and globally.

Matthew Stecker age 44 Director since April 2013

Mr. Stecker is the president, chief executive officer and a director at Livewire Mobile, Inc. and has served in such role since November 2009. Prior to Livewire Mobile, Inc. he was senior vice president and principal for the telecommunications consulting firm, TMNG, and its strategy subsidiary CSMG, from 2004 to 2009. Mr. Stecker has also served as the chief technology officer for Smartserv Online, Inc. from 2002 to 2004, and was an early technology leader in a privately held mobile location startup, Vindigo, Inc., from 1999 to 2002. Previously, Mr. Stecker was the president of Marble Associates, Inc., a privately held Boston-based consulting firm, from 1993 to 1998. Mr. Stecker is currently a director on the board of HealthWarehouse.com, Inc., a publicly traded retail mail-order pharmacy where he has served since December 2010. He received his bachelor of arts degree in political science from Duke University, as well as his juris doctor degree from the University of North Carolina at Chapel Hill School of Law. Mr. Stecker brings 20 years of experience to the Company as a public company executive in the telecommunications and wireless industries.

Vote Required

        Pursuant to the majority voting provisions of our bylaws, a nominee for director in an uncontested election will be elected if he receives a majority of "FOR" votes. If no contrary indication is made, shares represented by executed proxies will be voted "FOR" the election of the four nominees named above.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote "FOR" the election of each of the director nominees named above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to each holder known to MRV to be the beneficial owner of 5% or more of the outstanding shares of the Company's Common Stock as of March 28, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Raging Capital Master Fund, Ltd. c/o Ogier Fiduciary Services (Cayman) Ltd. 89 Nexus Say Camana Bay, Grand Cayman KY 109007 Cayman Islands	1,535,664	(2)	20.4
Raging Capital Management, LLC William C. Martin 10 Princeton Avenue Rocky Hill, New Jersey 08553
Lloyd I. Miller, III 222 Lakeview Avenue, Suite 160-365 West Palm Beach, Florida 33401	528,169	(3)	7.0
Francis Capital Management, LLC John P. Francis 1453 Third Street, Suite 470 Santa Monica, California 90401	393,858	(4)	5.2

(1)
For each holder included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by such holder by the 7,544,246 shares of the Company's Common Stock outstanding as of March 28, 2013. To the knowledge of MRV, none of the holders listed above had the right to acquire any additional MRV shares on or within 60 days after March 28, 2013.

(2)
Based on information contained in a Schedule 13D/A filed with the SEC on January 2, 2013 and email correspondence with the CFO of Raging Capital Management, LLC ("Raging Capital") on February 20, 2013, Raging Capital is the investment manager of Raging Capital Master Fund, Ltd. ("Raging Master") which directly owns the 1,535,664 shares of our Common Stock set forth above. William C. Martin is the chairman, chief investment officer and managing member of Raging Capital. Raging Master may be deemed to share the power to vote and dispose of the shares directly owned by Raging Master with Raging Capital and Mr. Martin.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013, Lloyd I. Miller, III, has sole dispositive and voting power with respect to 400,156 shares of our Common Stock as (a) the manager of a limited liability company that is the general partner of a certain limited partnership, (b) the manager of a limited liability company that is the adviser to certain trusts, (c) the custodian to an account set up under the Florida Uniform Gift to Minors Act, (d) the manager of a limited liability company that is the manager of a limited liability company, (e) trustee of a certain generation skipping trust, (f) investment counsel for a certain trust, and (g) settlor of an individual retirement account. Mr. Miller also has shared dispositive and voting power with respect to 128,013 shares of our Common Stock as (x) an advisor to the trustee of a certain trust, (x) the co-manager of a limited liability company, and (y) co-trustee of a certain trust.

(4)
Based on information contained in a Schedule 13G filed with the SEC on February 5, 2013, Francis Capital Management, LLC ("Francis Capital") beneficially owns 393,858 shares of our Common Stock, and John P. Francis is the managing member and part-owner of Francis Capital. Francis Capital and Mr. Francis report sole power to vote and dispose of the shares, which are directly owned by certain accounts that are managed by Francis Capital (109,794 shares), and Catalysis Partners, LLC (185,023 shares) and Catalysis Offshore, Ltd. (99,041 shares), pooled investment vehicles to which Francis Capital is the investment adviser.

Beneficial Ownership of Common Stock by Directors
and Executive Officers and Adoption of Stock Ownership Guidelines

        We encourage our directors, officers and employees to own our Common Stock, as we believe that owning Common Stock aligns their interest with the interests of our stockholders. To emphasize this point, the Board of Directors implemented stock ownership guidelines in November 2011 for its directors and officers. The guidelines require directors to hold equity in MRV with a value equal to three times their annual cash retainer prior to being able to sell shares issued upon exercise of stock options, restricted shares or other equity grants received after the date of implementation of the policy. Our Chief Executive Officer must hold equity in MRV with a value equal to five times his annual base salary, executive vice presidents and above (including the Chief Financial Officer and presidents of our divisions) are required to hold three times their annual base salaries, and senior vice presidents and vice presidents are required to hold equity with a value equal to two times their annual base salaries, prior to being able to sell shares issued upon exercise of stock options, restricted shares or other equity grants received after the date of implementation of the policy. After directors and officers obtain the threshold stock ownership amounts, they may sell up to 40% of their shares issued upon exercise of stock options, restricted shares and other equity grants received after the date of implementation of the policy. The policy includes a hardship provision for appropriate circumstances.

        The following table summarizes the number of shares of Common Stock beneficially owned by our Named Executive Officers, by our directors and by our directors and executive officers as a group as of March 28, 2013. This table is based on information provided by our officers and directors and our corporate records. Messrs. Bonney and Stecker are not included in this table as they did not begin their directorships until April 2013.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage Ownership(3)
Named Executive Officers
David S. Stehlin	2,234	*
Stephen A. Garcia	—	*
Jennifer Hankes Painter	11,096	*
Barry Gorsun(4)	8,762	*
Chris King(5)	—	*
Blima Tuller(5)	—	*
Non-management Directors(6)
Kenneth H. Traub	20,256	*
Robert M. Pons	20,074	*
Glenn Tongue(7)	54,851	*

Directors and executive officers as a group (10 persons)	117,273	1.6%

*
Less than 1%

(1)
Each holder has sole voting and investment power with respect to these shares, subject to applicable community property laws and except as set forth below.

(2)
All amounts shown include shares subject to stock options which are, or will become, exercisable within 60 days of March 28, 2013, and shares of restricted stock. The number of stock options that are included above for the following individuals is: Mr. Stehlin, 1,834; Ms. Painter, 11,096; Mr. Gorsun, 6,250; Mr. Traub, 1,318; and Mr. Pons, 1,318. The number of shares of restricted stock that are included above for the following individuals are: Mr. Gorsun, 1,812; Mr. Traub, 9,058; Mr. Pons, 9,058; and Mr. Tongue, 86.

(3)
For each individual included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the 7,544,246 shares of the Company's Common Stock outstanding as of March 28, 2013 plus the number of shares of restricted stock and shares issuable upon exercise of options that are, or will become, exercisable within 60 days of March 28, 2013 held by such individual (but not giving effect to the shares of restricted stock and shares issuable upon exercise of options held by others).

(4)
Total shares includes 700 shares held in the Barry Gorsun Revocable Trust UTD 8/9/85.

(5)
Due to the separation from service of Mr. King and Ms. Tuller in March 2012, all of their vested and unvested stock options were forfeited or expired.

(6)
Messrs. Stecker and Bonney were not directors yet as of the date of this table, and as of the date of this filing, they do not beneficially own any of the Company's Common Stock.

(7)
Mr. Tongue is the co-manager of Tilson Focus Fund and Deerhaven Fund LP, which own 28,045 shares and 26,691 shares of the Company's Common Stock, respectively. He may be deemed the beneficial owner of these shares. Mr. Tongue also owns 29 shares of the Company's Common Stock in his own name.

        Information regarding the Company's securities that are issuable under stockholder-approved and non-stockholder approved plans is set forth in Item 5 Market for the Company's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities of the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

 INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Committees Generally and Their Members

        Our system of governance practices is documented in the MRV Communications, Inc. Corporate Governance Policies (the "Governance Policies") and the charters of the Audit Committee, Compensation Committee and Nomination and Governance Committee, all of which are available on MRV's website at www.mrv.com. The Governance Policies and charters are intended to ensure that the Board of Directors will have the necessary authority and procedures in place to review and evaluate MRV's business operations and to make decisions that are independent of our management. The Governance Policies also are intended to align the interests of directors and management with those of MRV's stockholders. The Governance Policies establish the procedures the Board of Directors will follow with respect to Board composition and selection, Board meetings and involvement of senior management, committees of the Board of Directors, director compensation, and the Chief Executive Officer's performance evaluation. Each of the committee charters addresses annual reviews of the committees and the Nomination and Governance Committee charter gives authority to that committee to recommend to the Board of Directors the process for an annual self-evaluation of the Board of Directors' performance and the performance of each of the committees. The Governance Policies and committee charters are reviewed from time to time and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The committee charters were most recently modified by the Board of Directors in November 2011 and the Governance Policies in October 2009.

        The Board of Directors has a standing Audit Committee, Compensation Committee and Nomination and Governance Committee. The Audit Committee, Compensation Committee and Nomination and Governance Committee hold regularly scheduled meetings, and special meetings may be held from time to time as the Board of Directors or its committees deem necessary. At regularly scheduled Board of Directors meetings, time is set aside for the independent directors to meet in an executive session without management present.

        The Board of Directors met 22 times during 2012 in person or telephonically, and acted by unanimous written consent on two occasions. No director attended fewer than 75 percent of the meetings of the Board of Directors and the meetings of the committees on which they served during 2012.

        In November 2009, the Board of Directors made the position of Chairman of the Board independent in order to improve the Company's corporate governance and bring new perspective on corporate oversight. Mr. Traub is currently the Chairman of the Board and has held such role since January 2012. In such role, Mr. Traub is responsible for coordinating the activities of the directors, coordinating with the Chief Executive Officer to set the agenda for Board of Directors' meetings, chairing meetings of the Board, and leading the Board's review of the performance of the Chief Executive Officer.

        If, in the future, the Chairman of the Board of Directors is no longer independent, the Company's Governance Policies provide that a lead independent director shall be designated who would then assume the responsibilities set forth above.

        As a general matter, the Board of Directors has oversight responsibility with respect to risk management and is not responsible for the day-to-day management of risk issues, which is the responsibility of management. However, the Board of Directors directed that an analysis be conducted to identify key enterprise risks and mitigation strategies, and that an enterprise risk management plan be developed for the Company. The review and plan was completed and presented to the Board in 2010, and a further review is expected to occur in the future from time to time. The Board retains oversight of implementation and maintenance of the plan. Further, the Board of Directors approved a Transactional Authority Matrix for the Company in 2010 which is amended from time to time that identifies in detail certain transactions or actions that require various members of management, the committees of the Board and/or the Board itself to review and approve. The Board also focuses on and discusses certain key areas of risk related to the Company's annual plan and the plan of its subsidiaries, and these areas of risk are periodically addressed and reviewed on an on-going basis.

        The members of the Board of Directors, and the main committees of the Board of Directors on which they serve, are identified below:

Name	Audit		Compensation		Nomination and Governance
Kenneth H. Traub (Chairman)	X	(1)	X		X	(1)
Robert M. Pons (Vice-Chairman)	X		X	(1)	X
Glenn Tongue	X		X		X

(1)
Committee Chair

Committees of the Board of Directors and Director Independence

        Below is a description of the Board of Directors' Audit, Compensation and Nomination and Governance Committees. Each of the committees has authority to engage legal counsel, other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of the current Board of Directors and of each committee meets the standards of independence under the Governance Policies and the rules of the Nasdaq Stock Market, LLC.

Audit Committee

        The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of MRV's accounting, auditing, and financial reporting practices. The Audit Committee's role includes overseeing MRV's system of internal controls and disclosure controls, accounting and auditing processes and discussing with management our processes to manage business and financial risk, and compliance with applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm engaged to issue audit reports on our financial statements. The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. The Audit Committee met seven times during 2012. A current copy of the Audit Committee Charter is available on MRV's website at www.mrv.com. For additional information concerning the Audit Committee, see "Report of the Audit Committee" on page 40 of this proxy statement.

        In June 2012, the Audit Committee was re-constituted, and is currently comprised of Messrs. Traub (Chair), Pons and Tongue. In June 2012, Mr. Tongue replaced Mr. Gillman, who served on this committee from January to June 2012. Michael Keane (Chair), Joan Herman and Mr. Traub served as committee members in January 2012 and prior. The Board of Directors has determined that each of the current committee members has sufficient knowledge in financial and auditing matters to serve on the Audit Committee, and had previously made such determinations regarding the prior committee members in January 2012. The Board of Directors has further determined that Mr. Traub is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and meets the standards of independence under our Governance Policies and under the rules of the NASDAQ Stock Market, LLC. Mr. Keane acted in the role of "audit committee financial expert" until his departure from the Board in January 2012.

 Compensation Committee

        The primary responsibilities of the Compensation Committee are: (a) to make recommendations to the Board of Directors as to our general compensation philosophy and to oversee the development and implementation of compensation programs; (b) to evaluate the performance of the Chief Executive Officer based on Board-approved goals and objectives, and based on this evaluation, recommend to the Board of Directors the Chief Executive Officer's annual compensation level; (c) to evaluate the performance of other senior management and make recommendations to the Board of Directors regarding annual compensation levels; (d) to review and make recommendations to the Board of Directors with respect to the Company's incentive compensation plans and equity-based plans; and (e) to grant awards under the Company's equity incentive plans to employees, not including executive officers. The Board of Directors retains the authority to grant awards under the Company's equity incentive plans to executive officers and directors. The Compensation Committee's role includes producing the report on executive compensation required by SEC rules and regulations. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee, consisting of one or more members. The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to select and retain special counsel or other experts or consultants, including sole authority to approve the fees and retention terms of such advisors, to assist in the discharge of its duties and responsibilities. The Compensation Committee held three meetings in 2012. A current copy of the Compensation Committee Charter is available on MRV's website at www.mrv.com. For additional information concerning the Compensation Committee, see "Compensation Committee Report" on page 28 of this proxy statement.

Nomination and Governance Committee

        The principal responsibilities of the Nomination and Governance Committee are to: (a) lead the search for qualified director candidates for election to the Board of Directors, ensuring the Board of Directors has the appropriate mix of skills and expertise; (b) retain and terminate search firms used to identify director candidates; (c) solicit the views of the Chief Executive Officer, members of our senior management, and members of the Board of Directors regarding the qualifications and suitability of director candidates; (d) establish policies and procedures for the evaluation of director candidates put forth by our stockholders; (e) review and recommend to the Board of Directors a set of corporate governance principles, code of business conduct and ethics applicable to the Board of Directors and the Company; and (f) oversee and evaluate compliance by the Board of Directors and senior management with those corporate governance principles, ethics standards and code of conduct. The Nomination and Governance Committee's role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board of Directors for any adjustments. The Nomination and Governance Committee met one time in 2012. A current copy of the Nomination and Governance Committee Charter is available on MRV's website at www.mrv.com.

        Nominees for the Board of Directors should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Nomination and Governance Committee annually reviews with the Board of Directors the applicable skills and characteristics required of Board of Directors nominees in the context of the current Board of Directors composition and Company circumstances. The Nomination and Governance Committee works with the Board of Directors to determine the appropriate characteristics, skills and experiences for the Board of Directors as a whole and its individual members with the objective of having a Board of Directors with business experience, diversity and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating the suitability of individual Board members, the Board of Directors takes into account many factors, including a general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today's business environment; an understanding of the Company's business and technology; educational and professional background; and personal accomplishment. The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience and skill sets. In determining whether to recommend a director for re-election, the Nomination and Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board of Directors.

        The Nominating and Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider engaging such a firm in the future.

        Although the Board does not have a separate policy regarding diversity, it believes it is benefitted by a diversity of viewpoints, backgrounds and experience among its members, as reflected in the criteria for Board membership. The Board of Directors believes it is important that its members represent diverse viewpoints that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the Company's stockholders.

        Our Board has nominated four directors for re-election. In September 2011 the Company held discussions with certain significant stockholders, and as a result of these discussions. Raging Capital recommended Mr. Traub, and the Singer Children's Management Trust recommended Mr. Pons. Each of these individuals was reviewed and approved by the Board of Directors, and each accepted their nomination to the Board of Directors in October 2011. In April 2013, the Nomination and Governance Committee determined that it would be in the best interest of the Company to recruit two new directors, and upon consideration of various candidates, the committee recommended to the Board of Directors that Messrs. Bonney and Stecker be nominated to the Board. Mr. Bonney had previously served as chief financial officer of American Bank Note Holographics, Inc., a company for which Mr. Traub served as chief executive officer, and Mr. Stecker serves as the chief executive officer of Livewire Mobile, a company of which Mr. Pons is the chairman. The Board approved these recommendations and Messrs. Bonney and Stecker accepted their nominations to join the Board of Directors in April 2013.

        The committee will consider stockholder recommendations for candidates for the Board of Directors in the same manner as other candidates. All stockholder recommendations must be in writing, addressed to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary. Submissions must be made by certified mail or commercial courier service (i.e., Federal Express). Hand delivered or emailed submissions will not be considered.

Compensation of Directors

        Our compensation program for directors is designed to achieve the following goals: compensation should fairly pay directors for work required for the Company; compensation should align directors' interests with the interest of our stockholders; and the structure of the compensation should be simple, transparent and easy to understand.

        In 2012, the compensation for our Chairman and Vice Chairman reflected the significant efforts and contributions required to support the Company through a period of extensive transition. Certain factors that affected the roles and applicable compensation of the Chairman and Vice Chairman included the following:

  •
  Board transition—Of the eight directors on the Board of Directors through October 17, 2011 (the date Messrs. Traub and Pons joined the Board); two directors departed at the time they joined, four directors departed in January 2012 and the remaining two directors departed in October 2012, while one new director joined the Board in February 2012. Our Chairman and Vice Chairman accepted an expanded role in light of these transition issues which resulted in a smaller, more effective Board of Directors.

  •
  Management transition—In December 2011, Mr. Singh, our Chief Executive Officer, departed from the Company and Mr. King, our Chief Financial Officer at the time was promoted to the dual role of Chief Financial Officer and Interim Chief Executive Officer. In January 2012, Mr. King and our former Vice President of Finance, Ms. Tuller, provided notice of their intention to resign and in March 2012, they both departed. In February 2012 Mr. Gorsun, the former President of our Optical Communications Systems ("OCS") division, was promoted to Chief Executive Officer of the Company. Also in February 2012, we entered into an agreement with Avant Advisory Group, LLC ("Avant") to provide for outsourced interim services for the positions of Chief Financial Officer, Vice President of Finance, and other financial support roles. Avant provided Mr. Garcia and Ms. Arnold, and support staff, respectively, for these roles. In October 2012, the Company amended the agreement with Avant and hired Mr. Garcia as its full time Chief Financial Officer. In addition, in January 2013, Mr. Gorsun departed as the Company's Chief Executive Officer, and Mr. Stehlin, the President of our OCS division at the time, was promoted to the position of Chief Executive Officer of the Company effective February 2013. The extensive management turnover in a short period necessitated active involvement of the Chairman and Vice Chairman in managing the transition.

  •
  Revised Strategy—In September 2011, the Company announced that it had retained Oppenheimer & Co. Inc. to explore strategic alternatives for OCS, the Company's only operating subsidiary in the United States, and retained Headwaters to explore strategic alternatives for CES, the Company's Swiss subsidiary. The new Board of Directors concluded that the Company should expand its exploration of strategic alternatives including the prospects for all subsidiaries as well as the entire Company. After this process, the Board concluded that it was in the best interest of the Company to sell CES, Interdata and Alcadon—all European subsidiaries, and to retain OCS and Tecnonet, the Company's Italian subsidiary. At the request of the Board, the Chairman participated with management in qualifying prospective buyers and negotiating transactions to sell Interdata and Alcadon and traveled multiple times with management to France and Sweden to consummate those transactions.

  •
  Settlement of Derivative Litigation—The Company had been embroiled in an expensive derivative litigation matter for many years—almost all of the available insurance applicable to this litigation was depleted prior to Messrs. Traub and Pons joining the Board. Messrs. Traub and Pons comprised the Special Litigation Committee that worked with counsel in 2012 (through 2013) to investigate the matters and negotiate a comprehensive settlement for the litigation which releases all parties from further liability, subject to court approval. The settlement of this case was a complex matter that required Messrs. Traub and Pons to devote hundreds of hours towards its successful conclusion.

  •
  Improvements in corporate governance—The Chairman and Vice Chairman have led initiatives to substantially improve the Company's corporate governance.

  •
  Vendors—At the request of the Board, the Chairman directly led negotiations with certain vendors reporting to the Board which resulted in savings for the Company exceeding $1 million.

        Cash Compensation.    In November 2010, the Board of Directors approved a compensation arrangement for non-employee directors. The annual cash retainer fee for all non-employee directors was set at $42,000, with no per meeting fees and the Chairman received an additional annual retainer fee of $100,000. All non-Chair committee members receive an annual $4,000 cash retainer fee per committee, while the Chairs of the committees receive the following annual cash retainer fees: Audit Committee Chair, $10,000; Compensation Committee Chair, $7,000; and Nomination and Governance Committee Chair, $6,000. The Board approved annual retainer fees for the Vice-Chairman equivalent to the Chairman when the Vice-Chairman role was introduced in 2012. The cash retainer fees are paid in quarterly installments in advance, and are prorated as appropriate based upon the dates and capacities in which each individual non-employee director serves.

        In addition to the three standing committees (the Audit, Compensation, and Nomination and Governance Committees), the Board created a Special Litigation Committee to address the Company's outstanding derivative litigation. Its members receive a $4,000 per year cash retainer fee, and in September 2012, the Board awarded the current members of the committee a $15,000 cash payment, with 50% payable immediately, and the remaining 50% payable at such time as the committee has completed its work, a settlement is reached, or the Board disbands the Committee upon completion of its duties.

        In October 2011, the Board of Directors declared a special cash dividend of $75 million to the Company's stockholders. The Compensation Committee had engaged Farient Advisers LLC ("Farient") to provide advice to, among other things, ensure that equity holders were not adversely impacted by the loss in value created by declaration and payment of the dividend. The Board of Directors followed the recommendation of Farient, and provided a staggered cash payment to option holders equal to the loss in fair value of their options using the Black-Scholes methodology as a result of the dividend. Directors who held options on November 10, 2011, the payable date of the special dividend, received 50 percent of the payment amount in respect of their vested options promptly following payment of the dividend, and received the remaining 50 percent of the payment amount for vested options, and the full amount for vested options, 12 months following if such amounts were not otherwise accelerated or forfeited upon their departure from the Board.

        In May 2012, the Board of Directors declared a second special cash dividend of approximately $47.3 million to the Company's stockholders. The Compensation Committee engaged Farient to provide Black-Scholes calculations to address the loss in fair value of options to option holders as a result of the special dividend. The Board of Directors reviewed and approved the variables impacting the Black-Scholes methodology, and provided a staggered cash payment to option holders equal to the loss in fair value of their options pursuant to the Black-Scholes calculations. Directors who held options on May 25, 2012, the payable date of the special dividend, received 50% of the payment amount in respect of their vested options promptly following payment of the dividend, and will receive the remaining 50 percent of the payment amount 12 months following, conditioned upon continuous service to MRV, subject to certain acceleration conditions including death, disability or a change of control. Directors who are option holders with unvested options will receive the cash payment in 12 months following as well, subject to the same conditions described above. Holders of restricted stock were paid the same dividend amount per share as other stockholders promptly following the dividend payable date.

        In December 2012, the Board of Directors declared a third special cash dividend of approximately $10.6 million to the Company's stockholders. The Compensation Committee worked with Farient to provide for cash payments to options holders related to the impact on their option value. Since the impact of this dividend was significantly smaller than the prior two dividends, the Board of Directors approved a cash payment to option holders which was paid to option holders promptly following the dividend payable date, along with payment of dividends to holders of restricted stock.

        Equity Compensation.    The compensation arrangement for directors approved in November 2010 included an equity compensation component as well as a cash retainer fee component. Each of the directors receives an equivalent of $50,000 of equity each year, which amount they can elect to receive in stock options or restricted stock, with a maximum 50% election in restricted stock. The annual grant date for the equity issuances is June 1 of each year. The number of shares to be received in stock options is determined by using the Black-Scholes valuation method to determine the value per option on the valuation date (three business days prior to the grant date), and the number of shares of restricted stock is determined by using the fair market value of our Common Stock on the valuation date, which is the average of the closing bid and ask quotations per share of our Common Stock as reported on the OTCQB Marketplace. The stock options and restricted stock each vest in full upon the earlier of one year from date of grant or a change of control, as defined in our Omnibus Plan. The stock options have an exercise price equal to the closing price of the Company's Common Stock on the date of grant.

        In light of the significant time commitment and contributions of our Chairman and Vice Chairman through a period of extensive transition as described above, the Board approved a one-time grant of 8,750 shares of restricted stock to each of Messrs. Traub and Pons in January 2012 which was granted on the next applicable grant date for the restricted stock which was February 1, 2012, and the closing price of MRV's Common Stock on that date was $19.40 per share. The Board further approved a second discretionary grant of an equivalent of $100,000 of shares of restricted stock for Messrs. Traub and Pons in May 2012. This grant of restricted stock occurred on June 1, 2012, and the closing price of MRV's Common Stock on that date was $13.60 per share. These grants held the same terms as the annual director restricted stock grants, with vesting in full upon the earlier of one year from the date of grant or a change of control.

Director Compensation Table

        The following table summarizes the compensation of our non-employee directors in fiscal year 2012. Messrs. Bonney and Stecker are not included in this table as they did not begin their directorships until April 2013.

Name	Fees Earned or Paid in Cash(1)	Stock Awards($)(2)	Option Awards($)(3)	All Other Compensation ($)(4)	Total ($)
Kenneth H. Traub	$207,512	$292,939	$24,617	$2,025	$527,093
Robert M. Pons	$201,317	$292,939	$24,617	$2,025	$520,898
Glenn Tongue	$50,944	$1,170	$48,067	$2,819	$102,999
Charles M. Gillman(5)	—	—	$49,234	$20,633	$69,867
Joan E. Herman(6)	$13,000	—	—	$34,042	$47,042
Michael E. Keane(6)	$13,000	—	—	$13,598	$26,598
Michael J. McConnell(6)	$12,250	—	—	$10,880	$23,130
Igal Shidlovsky(5)	$38,555	$24,643	$24,617	$793	$88,609
Philippe Tartavull(6)	$36,500	—	—	$64,627	$101,127

(1)
The amounts reported in the "Fees Earned or Paid in Cash" column reflect the total annual cash retainer earned by each director in fiscal year 2012.

(2)
On February 1, 2012, each of Messrs. Traub and Pons received 8,750 shares of restricted stock with a one year vesting period, subject to continued service to the Company. The fair value of the restricted stock on the date of grant was $19.40 per share, determined in accordance with

  ASC 718. On June 1, 2012, the following directors received the following shares of restricted stock: Mr. Traub, 9,058; Mr. Pons, 9,058; Mr. Shidlovsky, 1,811; and Mr. Tongue, 86. These restricted stock grants have a one year vesting period, subject to continued service to the Company, and the fair value of the restricted stock on the date of grant was $13.60 per share, determined in accordance with ASC 718.

(3)
Amounts reflect the aggregate grant date fair value determined by MRV calculated in accordance with ASC 718. The following directors received the following stock options for shares of the Company's Common Stock on June 1, 2012 with an exercise price of $13.60 per share: Mr. Traub, 2,551; Mr. Pons, 2,551; Mr. Shidlovsky; 2,551; Mr. Tongue, 4,980; and Mr. Gillman, 5,102. All of the director stock options granted in 2012 vest in full one year from the date of grant, have an exercise price equal to the average of the closing bid and ask quotations per share of the Company's Common Stock as reported on the OTCQB Marketplace on the date of grant, and have a 10-year term. The aggregate number of shares of restricted stock and stock option awards outstanding as of December 31, 2012 for our directors serving as of that date were: 35,701 and 12,719, respectively.

(4)
The Board of Directors authorized cash payments to option holders equal to the loss in the Black-Scholes value of their stock options due to a special $47.3 million dividend paid to stockholders in May 2012, and the first installment of these payments were paid to option holders in June 2012. The cash payment amount to directors holding options related to the special dividend equaled $1,751 for Mr. Gillman; $7,070 for Ms. Herman; $4,058 for Mr. Keane; $4,909 for Mr. McConnell; $793 for Mr. Shidlovsky; and $3,603 for Mr. Tartavull. A $10.6 million special dividend was paid to stockholders in December 2012, and a cash payment for the full amount for vested and unvested options was paid up front. The cash payment amount to directors holding options for this special dividend equaled $2,025 for Mr. Traub; $2,025 for Mr. Pons; $2,819 for Mr. Tongue, $516 for Ms. Herman; $291 for Mr. Keane; $346 for Mr. McConnell; and $258 for Mr. Tartavull. Holders of restricted stock were paid the same dividend amount per share as other stockholders promptly following the dividend payable date.

(5)
Messrs. Gillman and Shidlovsky did not stand for re-election at the Company's Annual Meeting of Stockholders in October 2012. Upon Mr. Gillman's termination from service, the Board of Directors modified his existing stock option grants by accelerating any unvested options and extending to three years the time in which the options can be exercised. The amount of compensation cost recognized for Mr. Gillman for financial statement reporting purposes in accordance with ASC 718 related to this modification was $15,084, and it is included in the "All Other Compensation" amount for him.

(6)
Ms. Herman and Messrs. Keane, McConnell and Tartavull resigned in January 2012. Upon their termination from service, the Board of Directors modified their existing stock option grants by extending to three years the time in which the options can be exercised, and accelerated any unvested options and shares of restricted stock. The amount of compensation cost recognized for the directors for financial statement reporting purposes in accordance with ASC 718 related to this modification was as follows: $26,456 for Ms. Herman, $9,250 for Mr. Keane, $5,625 for Mr. McConnell and $10,766 for Mr. Tartavull, and these amounts are included in their "All Other Compensation." In addition, Mr. Tartavull, Chairman of the Board at the time of his departure, received an additional $50,000 payment, which is also included in his "All Other Compensation" amount.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and stockholders who own more than 10% of a registered class of the Company's equity securities are required to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based on filings we have made on behalf of directors and officers, and on a review of copies of such reports furnished to us, that the reports required of our executive officers, directors and 10% or greater stockholders were duly and timely filed during the year ended December 31, 2012.

Relationships of Officers and Directors

        Pursuant to the Audit Committee Charter, it is the responsibility of the Audit Committee to review and approve all related party transactions. While there is no formal policy regarding the standards to be applied by the Audit Committee in determining whether to approve or disapprove related party transactions, in determining whether a proposed related party transaction is in the best interests of the Company and whether to approve or disapprove the transaction, the Audit Committee will generally consider, among other factors, the terms that it believes would be available to the Company in an arms' length transaction with an unrelated third party. In particular, the Audit Committee has historically required that the terms of the transaction be no less favorable to the Company than those available from an unaffiliated third party and that the Company would be expected to obtain a consistent or more favorable result than it would in an arms' length transaction with an unrelated third party. In applying this standard, the Committee also considers whether the transaction would be conducted differently than it would be with an unrelated third party. Other factors that may be considered by the Audit Committee in making such determination include the benefit of the transaction to the Company (including the cost, nature, quantity and quality of the goods or services involved), and the terms, conditions and circumstances of the transaction. In making such determination, the Audit Committee relies on information provided to it by Company management as well as the general knowledge and experience of Audit Committee members.

        There were no transactions or series of transactions in 2012, or subsequently, in excess of $120,000 regarding related persons as defined by the rules and regulations promulgated under the Exchange Act, with the exception that on January 20, 2012, the Company entered into a settlement agreement with T2 Partners LLC ("T2 Partners"), which is co-managed by Mr. Tongue, and paid T2 Partners $200,000 to settle a dispute with the Company. The Board of Directors appointed Mr. Tongue to the Board on February 23, 2012.

Communications with the Board of Directors

        The Board of Directors maintains a process by which stockholders and other interested parties may communicate with members of the Board of Directors. Any stockholder or other interested party who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Secretary, 20415 Nordhoff Street, Chatsworth, California 91311.

        All communications received in accordance with this procedure will be reviewed initially by our Secretary to determine that the communication is a message to our directors and will be relayed to the appropriate director or directors unless the officer determines that the communication is an advertisement or otherwise constitutes inappropriate material. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

 Code of Business Conduct and Corporate Governance

        We have adopted a Code of Business Conduct and Corporate Governance that applies to all of our directors, officers and employees. In compliance with the applicable rules of the SEC, special ethics obligations of the Chief Executive Officer, Chief Financial Officer, and other employees who perform financial or accounting functions are set forth in the section of the Code of Business Conduct and Corporate Governance entitled "Special Ethics Obligations of Employees with Financial Reporting Responsibilities." The Code is available through our website at www.mrv.com. Printed copies are available free of charge and may be requested by contacting the Investor Relations Department either by mail at corporate headquarters, by telephone at (818) 773-0900 or by e-mail at ir@mrv.com.

        We intend to satisfy the disclosure requirements under the Exchange Act regarding an amendment to, or a waiver from, the Code of Business Conduct and Corporate Governance by posting such information on our website at www.mrv.com.

EXECUTIVE OFFICERS OF THE COMPANY

        Biographies of the current executive officers of the Company are set forth below.

        David S. Stehlin, age 56, Chief Executive Officer

        Mr. Stehlin joined MRV's OCS division in April 2011 as the Senior Vice President of Sales and Marketing; in February 2012, he was promoted to the position of President of the OCS division; and in February 2013, he was promoted to the position of Chief Executive Officer. He has more than two decades of telecommunications industry experience, having held executive level positions at various equipment manufacturing companies since 1990. From 2003 to March 2011, Mr. Stehlin was the president of Overture Networks, Inc., a developer and manufacturer of high-speed Carrier Ethernet edge and aggregation solutions, and president and chief executive officer of Ceterus Networks, Inc. which merged into Overture Networks. From 2002 to 2003, he was the president and chief executive officer of Valo, Inc., an early stage venture-backed start up focused on developing a new copper-bonding access system for North American carriers. From 1999 to 2001, he was the president and chief executive officer of OnePath Networks, Inc., a venture-backed start up building multi-service fiber optic access systems for major communications service providers. From 1990 to 1999, he was the senior vice president of sales and marketing of Keptel, Inc., then president of Keptel and Antec Network Transport, divisions of Antec, Inc., a major provider of hybrid fiber-coaxial and interconnection products to the telecommunications industry. From 1984 to 1989 he held various sales management positions with both Laser Precision and Siecor, high-end fiber optic test equipment companies. After graduating from the U.S. Naval Academy with a bachelor of science degree in international security affairs, Mr. Stehlin served as an infantry officer in the U.S. Marine Corps. Additionally, he earned a master's of business administration degree from National University.

        Stephen A. Garcia, age 54, Chief Financial Officer

        Mr. Garcia has served as our Chief Financial Officer since April 2012. Previously he was a consultant with Avant since November 2010. Mr. Garcia temporarily left Avant from April to July 2011 to be the chief financial officer at Capario, a medical claims clearing house. From November 2008 to April 2010, he was the chief financial officer at Glenmount Global Solutions, an automation, energy management and information solutions professional services company. From July 2003 to July 2008, he was the chief financial officer at Obagi Medical Products, Inc., a global specialty pharmaceutical company specializing in skin care systems, where he led the company's IPO in 2006 and secondary offering in 2007. In 1997, Mr. Garcia joined Incomnet Communications Corporation, a domestic reseller of long distance, prepaid calling cards, and internet service company which later became CCC Globalcom Corp., as controller, and was promoted to vice president of finance then chief financial officer, where he was responsible for the company's West coast operations, regulatory compliance, human resources, and SEC compliance. Prior to becoming chief financial officer of CCC Globalcom Corp., Mr. Garcia served as a controller for eight years in various private and public companies. Mr. Garcia began his career in the attestation services group of Deloitte & Touche, LLP. Mr. Garcia is a certified public accountant and received his bachelor of science degree in accounting from the University of Southern California.

        Jennifer Hankes Painter, age 43, VP, General Counsel, Chief Compliance Officer and Secretary

        Ms. Painter joined MRV as Vice President, General Counsel in February 2009, became the Chief Compliance Officer in July 2009, and added the title of Secretary in November 2009. Prior to joining MRV, from 2004 to 2008 Ms. Painter served as vice president, assistant general counsel for The Ryland Group, Inc., an NYSE-traded national homebuilder, where she was responsible for the company's regulatory compliance, corporate governance, financings, and general corporate and employment law. From 2001 to 2004, Ms. Painter served as vice president, general counsel of Cadiz Inc., a Nasdaq-traded water and agricultural company, where she was responsible for the company's domestic and international legal and compliance issues. Prior to joining Cadiz, Ms. Painter was employed as an associate with Sullivan & Cromwell LLP, an international law firm, where she dealt with merger and acquisition transactions, securities and other corporate matters; and was an officer in the U.S. Army Corps of Engineers prior to her legal career. She received a bachelor of science degree in civil engineering from the U.S. Military Academy and a juris doctor degree from Loyola Law School of Los Angeles. Ms. Painter is an active member of the California Bar.

        Beth Arnold, age 54, VP, Finance

        Ms. Arnold has been our Vice President, Finance since April 2012, and is currently a senior consultant with Avant. Prior to joining Avant in January 2012, she was a principal consultant at Assurance Partners, LLP, a consulting company providing interim and part-time finance professional services from 2008 to 2011. From 2006 to 2008, she was the vice president and controller of 99¢ Only Stores, a $1.2 billion publicly-traded retailer. Prior to her service at 99¢ Only Stores, she was the vice president and controller at Worldwide Restaurant Concepts, a publicly-traded holding company from 1999 to 2005. She held finance and accounting roles with various companies earlier in her career. Ms. Arnold is a certified public accountant and received her bachelor of science degree in business administration from George Mason University.

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis explains our strategy, design and decision-making around our compensation programs and practices as they relate to our Named Executive Officers as defined by the rules promulgated under the Exchange Act. The Compensation Committee has the responsibility for evaluating, approving and recommending to the Board of Directors MRV compensation programs. The Compensation Committee is also responsible for reviewing and evaluating the performance of our Chief Executive Officer and his direct reports, including all of the Named Executive Officers, relative to meeting corporate goals and objectives, and determining compensation levels for these officers based on this evaluation.

Philosophy

        Our compensation decisions for 2012 were impacted by the transition the Company was undergoing during 2011 and 2012. During 2011, several stockholders, including Boston Avenue Capital, LLC, whose sole portfolio manager was on the Board of Directors, made a series of public announcements regarding the Company; and the Company announced that it had retained Oppenheimer & Co. Inc. to explore strategic alternatives for OCS, the Company's only operating subsidiary in the United States, and retained Headwaters BD, LLC to explore strategic alternatives for CES Creative Electronic Systems SA ("CES"), the Company's Swiss subsidiary. The Board of Directors subsequently concluded that the Company should expand its exploration of strategic alternatives including the prospects for all subsidiaries as well as the entire Company.

        In addition to strategic priorities and changes in strategic direction in late 2011 and 2012, the Board of Directors underwent significant changes during this period. All eight directors that were on the Board through September 2011 had departed by November 2012. Furthermore, management of the Company underwent extensive transition. Specifically, in December 2011, Dilip Singh, our Chief Executive Officer departed from the Company and Chris King, our Chief Financial Officer at the time was promoted to the dual role of Chief Financial Officer and Interim Chief Executive Officer. In January 2012, Mr. King and our former Vice President of Finance, Blima Tuller, provided notice of their intention to resign and in March 2012, they both departed. In February 2012 Barry Gorsun, the former President of our OCS division, was promoted to Chief Executive Officer of the Company. Also in February 2012, we entered into an agreement with Avant to provide for outsourced interim services for the positions of Chief Financial Officer, Vice President of Finance and other financial support roles. Avant provided Mr. Garcia and Ms. Arnold, and support staff respectively, for these roles. In October 2012, the Company amended the agreement with Avant and hired Mr. Garcia as its full time Chief Financial Officer. In addition, in January 2013, Mr. Gorsun departed as the Company's Chief Executive Officer and Mr. Stehlin, the President of our OCS division at the time, was promoted to the position of Chief Executive Officer of the Company effective February 2013.

        In light of the above issues regarding the Company's strategy and Board and management transitions, the Compensation Committee sought to align compensation policies with the objectives of retaining and motivating key executives for the accomplishment of corporate objectives. The Compensation Committee believed that the best mix of compensation consisted of base salary, short-term performance-based bonuses and retention agreements where applicable to ensure retention when necessary and to align individual incentives with individual and corporate objectives. In 2012, there was a shift from the use of long-term equity compensation in the form of stock options to shorter-term performance bonuses. As a result, the Board of Directors did not authorize any grants of stock options or other equity to Named Executive Officers in 2012 with the exception of a discretionary grant of shares of restricted stock to Mr. Gorsun worth $25,000 in June 2012. Instead, a new bonus structure, as further described below, was put in place for Mr. Gorsun and Ms. Painter in 2012 that provided them with cash incentive bonus opportunities based on the return of value to stockholders. The Compensation Committee believed that cash bonus opportunities based on the return of value to stockholders would help to align management compensation with the strategic direction of the Company at that time.

        In August 2012, the Company announced the conclusion of its exploration of strategic alternatives for OCS and announced that it intended to retain, build and invest in its core OCS business. As a result, in determining the compensation for Mr. Garcia (who began his employment in October 2012) and for the Named Executive Officers employed in 2013, the Compensation Committee believed that the compensation mix should include longer-term equity incentive compensation, in addition to base salary and short-term performance-based bonuses. The Compensation Committee believed that long-term equity awards could attract and motivate its executive team and create a strong connection between executive compensation and long-term stockholder value. Therefore, the Board of Directors authorized equity grants to Mr. Stehlin in February 2013 in his employment agreement, and to Mr. Garcia and Ms. Painter in April 2013.

        Our philosophy may cause compensation to fluctuate from year to year, and as a result, the Named Executive Officers' compensation levels may be above or below the comparable range of our peers.

        To the extent readily determinable, the Compensation Committee considers the anticipated tax treatment to the Company and to the officers and employees of various types of compensation, including the limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Some types of compensation and associated deductibility for Company tax purposes depend upon the timing, pricing, vesting or exercise of granted stock options. Interpretations of and changes in the tax laws also affect the deductibility of compensation.

        Risk Oversight and Controls.    As a general matter, the Board of Directors has oversight responsibility with respect to risk management and is not responsible for day-to-day management of risk issues, which is the responsibility of management. However, the Board of Directors directed that an analysis be conducted to identify key enterprise risks and mitigation strategies, and that an enterprise risk management plan be developed for the Company. The review and plan was completed and presented to the Board in 2010, and a further review is expected to occur in the future from time to time. The Board retains oversight of implementation and maintenance of the plan. The Board of Directors has approved a Transactional Authority Matrix, as amended from time to time, to address approval controls required for various types of actions. Areas of risk that are focused on at quarterly Board of Directors meetings are the review of contingent liabilities and significant litigation matters. With respect to compensation plans rewarding risk-taking, the Compensation Committee has reviewed our compensation policies and practices for all employees, including executive and non-executive officers, and determined that our compensation programs do not give rise to risks reasonably likely to have a material adverse effect on MRV. The Compensation Committee noted several design features of MRV's incentive programs for all executive officers in particular that reduce the likelihood of excessive risk-taking and instead encourage behaviors that support enhancing stockholder value. For example:

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  The program design for 2013 provides a balanced mix of annual and longer-term incentives;

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  The program design for the Chief Executive Officer and General Counsel in 2012 provided for a return of value to stockholders;

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  In November 2011, the Board of Directors approved stock ownership guidelines for directors and executive officers that require the directors and officers to obtain a meaningful equity ownership level before they can sell their equity grants, thereby increasing their alignment with stockholder value; and

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  Pay-for-performance compensation in 2012 for Mr. Stehlin included an Incentive Compensation Plan (the "Plan"), while he was President of our OCS division at the time. The Plan's targets included various financial metrics of the OCS division's performance, and the targets were balanced by appropriate target setting and sliding payout scales.

Annual Compensation Methodology

        The Compensation Committee meets annually to review the salary, bonus and stock option award compensation given to the Named Executive Officers and our other highly compensated employees, and otherwise meets from time to time related to executive new hires, promotions and terminations. The Compensation Committee also reviews and recommends to the Board of Directors the incentive plans for each of our subsidiaries and business segments. In addition, the Plan has provided for bonuses based on corporate and business unit performance, as applicable, and each year the Compensation Committee will adjust targets pursuant to the Plan. For Named Executive Officers, the

Compensation Committee determines whether the officers' performance for the preceding year justifies adjustments to base salaries, bonuses and granting of share-based compensation. The Compensation Committee then recommends its overall compensation plan to the full Board of Directors for its approval. The full Board of Directors also approves the annual operating plan of the Company and each of its business units for the year on which the financial targets of the Plan are based. In addition, the Compensation Committee may consider discretionary bonuses for performance exceeding expectations and uses its discretion in review of Plan targets and performance.

        In 2012, the shift from stock options to short-term incentive bonus plan was designed to retain management in a transition period for the Company and to align management incentives with corporate objectives. In 2013, the Board of Director's decided to return to including long-term equity incentives as part of its compensation mix. As a result, in 2013 the Compensation Committee reviewed proposed grants of awards for equity incentive plan participants and recommended to the full Board of Directors for approval. The Compensation Committee believes that Common Stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing stockholder value and, thus, providing an important benefit to stockholders. Stock options provide a financial reward only in the event that stockholder value is increased. Restricted stock awards allow for employees to have an ownership stake in the Company regardless of the current stock price. Generally, within compensation programs, equity grants are viewed as a cost-effective method for providing long-term incentive compensation.

The Role of Consultants

        In 2012, the Compensation Committee did not retain the services of a compensation consultant regarding executive compensation decisions for 2012. The Compensation Committee based its decision-making in 2012 on the need to retain the Company's key management during the Company's transition period.

        In 2012, the Compensation Committee retained Farient to provide advice on option holder compensation and Black-Scholes calculations in relation to a special dividend of approximately $47.3 million that was paid out to stockholders in May 2012. Farient reviewed what other companies had done under similar circumstances, and addressed MRV's specific circumstances and the goals of the Compensation Committee. Farient recommended that the Board of Directors approve a staggered cash payment to option holders equal to the loss in fair value of their options using the Black-Scholes methodology as a result of the dividend. They recommended that option holders who provide service to the Company at the time of the payment of the dividend receive 50 percent of the payment amount in respect of their vested options promptly following payment of the dividend, and 50 percent of the payment amount 12 months following, conditioned upon continuous service to MRV, subject to certain acceleration conditions such as involuntary termination without cause, death or disability, change of control of MRV, or a sale of the business unit in which the option holder is employed. Option holders with unvested options would receive the cash payment in 12 months, subject to the same conditions described above. The Board of Directors reviewed and approved the variables that were used in the Black-Scholes calculations, and the payments to be made to option holders. Farient provided similar services to the Compensation Committee with respect to a $10.6 million special dividend that was paid out to stockholders in December 2012. Farient served as a compensation consultant to the Compensation Committee in 2011, however in 2012, Farient performed no other services for us other than those described above in connection with the option holder cash payment recommendations and Black-Scholes calculations.

        In October 2012, the Compensation Committee hired Grant Thornton LLP ("Grant Thornton") as a compensation consultant, in order to provide a study of comparable fixed and variable compensation levels for the Company's highly compensated employees for 2013 compensation. The study helped the Compensation Committee benchmark targets for performance-based compensation, long-term and short-term, as well as base pay. Grant Thornton has no relationship with MRV other than as our compensation consultant, and will not provide additional services to us without the advance consent of the Compensation Committee.

The Role of Executive Officers in Determining Executive Compensation

        Consistent with our Compensation Committee charter, the Compensation Committee, or the Board of Directors upon recommendation of the Compensation Committee, makes all final compensation decisions related to the Chief Executive Officer and his direct reports, which includes all of the Named Executive Officers other than the Chief Executive Officer. To aid in making those recommendations and decisions for 2012, Mr. King, our former interim Chief Executive Officer, provided information and recommendations to the Compensation Committee in setting compensation in 2012, including information relating to the performance of the executive officers, appropriate levels and components of compensation, and the targets for business unit performance or other goals for our annual cash incentives.

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  In particular, our typical practice, continued through 2012, called for our Chief Executive Officer to meet with the Compensation Committee at or near the beginning of the fiscal year to present for review and approval, as applicable:

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  An analysis of the 30 most highly compensated employees at MRV, which included, among other things, their salary, short-term cash incentive bonus, long-term bonus incentive, and benefits;

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  Recommendations on aggregate base salary merit increases by entity and entity bonus pools based on market global compensation data and our financial performance during the prior fiscal year for all employees on the payroll to be included as part of the annual budget process; and

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  A recommended performance rating structure for determination of the annual cash incentive awards for our business units, which structure was based upon key metrics that, if achieved, would create positive market performance and was a basis for creation of shareholder value.

        At the end of each year, our Chief Executive Officer also assists our Compensation Committee in evaluating our corporate performance and providing performance ratings for each of his direct reports for the recently completed fiscal year. Our internal procedures regarding compensation for all executive officers and individuals with a direct reporting relationship to the Chief Executive Officer require that Board of Directors approval be sought and received. Our Human Resources department also supports the Compensation Committee in various other compensation-related tasks and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs.

Determination of the Chief Executive Officer's Compensation

        In December 2011, the Board of Directors appointed Chris King to take on the role of Interim Chief Executive Officer in addition to his role as Chief Financial Officer, and in January 2012, the Board retroactively set Mr. King's annual base salary at $350,000, with quarterly bonuses of $37,500 for taking on the additional role. Subsequently, Mr. King informed the Board of Directors of his intent to resign, and he entered into a separation agreement with the Company dated January 20, 2012 which retained his annual base salary, but replaced the quarterly bonus component of his compensation until his separation date of March 31, 2012.

        On February 8, 2012, the Board of Directors appointed Mr. Gorsun as our Chief Executive Officer. In conjunction with his promotion, the Board of Directors provided him with a compensation plan that reflected its intent to follow its strategic path to maximize return of value to stockholders. Therefore, along with an increase of his annual base salary to $380,000, Mr. Gorsun was provided with a performance-based bonus structure. His bonus arrangement provided for a bonus to be paid to him in the event that any distribution (including, but not limited to, through dividends, a distribution of assets, share buy-backs, or a sale of the Company) was made to our stockholders subsequent to the date of the Gorsun Letter Agreement (as defined below). The amount of any such bonus payable to Mr. Gorsun would be equal to the sum of (i) 160% of his annual base salary times per-share cumulative stockholder distributions to the extent less than or equal to $1.15, plus (ii) 480% of annual base salary times the per-share cumulative stockholder distributions, if any, in excess of $1.15. Further, upon termination without cause, he would receive a bonus amount calculated by deeming that a stockholder distribution was made in the amount of net proceeds of any sale of all or a portion of the Company occurring between February 2012 and the date of termination, deducting from the calculation any bonuses previously received pursuant to this bonus arrangement. The targets and calculations would be adjusted by the Company's December 2012 one-for-twenty reverse stock split, however all bonuses received by Mr. Gorsun under this revised bonus structure occurred pre-split.

        In May 2012, the Board of Directors approved a discretionary bonus of restricted stock to Mr. Gorsun equivalent to $25,000, with vesting in full upon the earlier of one year from the date of grant or a change of control, and a grant date set for the next applicable grant date, which was June 1, 2012 pursuant to our policy relating to grants of equity-based awards. The closing price of MRV's Common Stock on that date was $13.60 per share.

        Effective January 31, 2013, Mr. Gorsun departed as the Company's Chief Executive Officer. In connection with Mr. Gorsun's retirement, the Company entered into a Separation and Consulting Agreement with him dated January 31, 2013 (the "Gorsun Separation Agreement") that set forth, among other things, the terms of his compensation upon termination of employment. Upon termination of his employment, Mr. Gorsun continues to be paid at the same rate as his base salary of $380,000 per year that was in effect prior to his separation for the six month consultancy period beginning February 1, 2013, and he will further receive a bonus of (i) $9,741 on May 29, 2013 related to the May 2012 special dividend to stockholders and (ii) $40,166 on or before July 31, 2013. No other severance or bonus payments are owed to Mr. Gorsun in connection with his employment agreement and separation from the Company.

        On January 31, 2013, the Company announced that the Board of Directors appointed David Stehlin to serve as Chief Executive Officer of the Company beginning February 1, 2013. The Company entered into an employment agreement with Mr. Stehlin, effective as of February 1, 2013 (the "Stehlin Employment Agreement"). Under the Stehlin Employment Agreement, Mr. Stehlin will receive a base salary at an initial annual rate of $350,000, an annual target bonus opportunity equal to 80% of his annual base salary, and an initial equity award of 18,000 stock options and 6,000 shares of restricted stock. The equity grants occurred on April 1, 2013, and the shares of restricted stock will vest in full on February 1, 2016, subject to Mr. Stehlin's continuing employment. The stock options have an exercise price equal to the fair market value per share on the option grant date, which was $10.55 per share, and 6,000 of the options will vest on February 1, 2014, with the remaining 12,000 options vesting pro rata monthly over the following 24 month period, subject to Mr. Stehlin's continuing employment.

The Role of Peer Groups and Benchmarking

        The peer groups that we had used for assistance in determining compensation in 2010 and 2011 were not used for 2012 in light of the transition issues and the corporate and compensation objectives described above. However, peer groups are being used for 2013 compensation decisions, and will be included in future discussions of 2013 performance compensation.

Incentive Compensation Plan and Bonus Targets

        In March 2011, the Board of Directors, upon recommendation by the Compensation Committee, approved amended performance targets to the Plan, our annual cash incentive plan, and bonus percentage targets for management and other participants under the Plan, which percentage targets did not change for the Named Executive Officers from the prior year. In approving the targets for performance-based cash bonus compensation, the Compensation Committee and Board of Directors took the benchmarking study conducted by Farient in 2011 into consideration and the committee's philosophy of weighting performance-based compensation. The targets were calculated as percentages of annual base pay, and were set forth below for the following Named Executive Officers:

Name	Bonus Target
Barry Gorsun	45%
Jennifer Hankes Painter	60%
Chris King	60%
Blima Tuller	40%

        For example, Mr. Gorsun's target was 45% of his annual base pay, which was $230,000 as of December 31, 2011. Therefore, if the Company had met 100% of the performance metrics set forth under the Plan, his target bonus for 2011 would have been 45% times $230,000, or $103,500.

        The Plan, which set forth the terms for which an annual bonus was earned, provided that a participant's bonus was based on the operating income, operating cash flow and revenues of the business operating unit to which the participant of the Plan belonged. The targets were set above the prior year's achievements, and were intended to incentivize the participants to push their teams to reach their goals. The Plan also had a minimum threshold of 80% for the operating income target before any bonus could be earned, and the bonuses were not earned unless the participant was employed as of the end of the Plan year, regardless of the reason for termination (unless otherwise set forth in a severance agreement). For 2011, the Board eliminated the use of individual objectives which were aligned with the objectives of the Company as a component of the Plan. Instead, such annually defined individual objectives are used in performance evaluations and assist with promotional reviews and determinations. For Mr. King and Mmes. Painter and Tuller, 25% of their 2011 target was allocated to revenue objectives, 25% to operating cash flow objectives and the remaining 50% was allocated to operating income objectives based on the Company's Board of Directors-approved consolidated annual operating plan. Mr. Gorsun's bonus target weighed the objectives in the same ratios, but were split 80% to his business unit's approved annual operating plan, and 20% to the Company's consolidated annual operating plan. The target bonus percentages were based on the individual participant's level of responsibility in the Company and market factors.

        In January of 2012, the Board of Directors reviewed the performances of Mr. King and Mmes. Painter and Tuller, and determined that each of Mr. King and Ms. Painter would earn 100% of their target bonuses, and Ms. Tuller would earn 150% of her target bonus in light of the significant contributions each had made during a transition period for the Company and for retention purposes. The Plan was then eliminated for corporate officers going forward, but was maintained for Mr. Stehlin in 2012 in his role as President of OCS. Mr. Stehlin's target bonus for 2012 was 65% of his annual base salary and was based 50% on the successful sale of OCS, and the remainder was based on annual and quarterly financial objectives set forth in the OCS annual operating plan- 12.5% tied to revenue objectives and 12.5% tied to bookings objectives and 25% tied to EBITDA objectives. For those corporate officers continuing in their employment (Mr. Gorsun and Ms. Painter), a new bonus structure was put in place. The new bonus structure was intended to align these officers with the Board of Director's strategic focus to return value to stockholders and is described further below.

 Amendment to Company's 2007 Omnibus Incentive Plan

        The MRV Communications, Inc. 2007 Omnibus Incentive Plan (the "Omnibus Plan") was adopted by our Board of Directors and approved by our stockholders in 2007. The purposes of the Omnibus Plan are to assist us in attracting and retaining highly competent employees, directors and consultants, to act as an incentive in motivating selected employees, directors and consultants to achieve long-term corporate objectives, and to enable us to grant stock-based and cash-based incentive awards that qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code. In 2012, the Board of Directors adopted an amendment to the Omnibus Plan, which was further approved by our stockholders. The amendment to the 2007 Omnibus Incentive Plan eliminated the sublimit of the number of shares of restricted shares and performance and other stock-based awards that had otherwise previously been authorized for issuance under this plan and incorporated additional stockholder-friendly revisions. Stockholders, in connection with approving the amendment to this plan, also re-approved the material terms of the plan relating to performance—based awards in order to help the Company satisfy applicable tax law requirements.

Fiscal Year 2012 and First Quarter of 2013 Compensation Decisions

        Base Salary.    In January 2012, the Board of Directors set Mr. King's annual base salary at $350,000 retroactive to December 2011, providing him with quarterly bonuses of $37,500 as well for the period that he would act in the capacity of Chief Executive Officer, for an effective annual cash compensation package of $500,000. Concurrent with Mr. King's promotion, Mr. Gorsun had been promoted to the role of MRV's President and Chief Operating Officer in December 2011, and also received an increase in annual base salary to $330,000 in January 2012 retroactive to his promotion date. When Mr. Gorsun was promoted to Chief Executive Officer in February 2012, his annual base salary increased to $380,000. In connection with Mr. Stehlin's promotion to Chief Executive Officer in February 2013, his annual base salary increased to $350,000. Further, in order to retain the services of Ms. Painter and upon review of her performance, her annual base salary was increased to $272,435 in January 2012. Mr. Garcia entered into an employment agreement with the Company in October 2012, which provides for an annual base salary of $265,000.

        Separation and Transition Payments.    In January 2012, Mr. King and Ms. Tuller provided notice of their intention to resign, and the Company negotiated separation and transition agreements in order to retain their services through the later of March 30, 2012 or the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (the "2011 Form 10-K") with the SEC. The separation and transition agreements provided for separation payments of $350,000 and $308,800 for Mr. King and Ms. Tuller, respectively, within 60 days of their separation date assuming certain conditions were met, which they were. Per Ms. Tuller's agreement, she also received accelerated vesting and payment of an approximately $40,000 bonus payment related to the November 2011 special dividend to stockholders to be paid within 60 days of her separation.

        On January 31, 2013, the Company entered into the Gorsun Separation Agreement. Pursuant to the terms of the Gorsun Separation Agreement, Mr. Gorsun will continue to be paid at the same rate as his base salary of $380,000 per year that was in effect prior to his separation for a six month consultancy period beginning February 1, 2013, and he will further receive a bonus of (i) $9,741 on May 29, 2013 related to the May 2012 special dividend to stockholders and (ii) $40,166 on or before July 31, 2013. No other severance or bonus payments are owed to Mr. Gorsun in connection with his employment agreement.

        Appointment of New Chief Executive Officer.    Mr. Stehlin was appointed as Chief Executive Officer of the Company effective February 1, 2013. Under the Stehlin Employment Agreement, Mr. Stehlin will receive a base salary at an initial annual rate of $350,000, an annual target bonus opportunity equal to 80% of his annual base salary, and an initial equity award of 18,000 stock options and 6,000 shares of restricted stock. The equity grants occurred on April 1, 2013, and the shares of restricted stock will vest in full on February 1, 2016, subject to Mr. Stehlin's continuing employment. The stock options have an exercise price equal to the fair market value per share on the option grant date, which was $10.55 per share, and 6,000 of the options will vest on February 1, 2014, with the remaining 12,000 options vesting pro rata monthly over the following 24 month period, subject to Mr. Stehlin's continued employment.

        Engagement of New Chief Financial Officer.    Upon notice of the intended separations of Mr. King and Ms. Tuller, the Board of Directors considered various options for their replacement, and decided to work with a professional services company to provide the Company with the services of a chief financial officer and vice president, finance and financial support staff. The Board of Directors engaged Avant in February 2012 to provide for outsourced interim services for the positions. Avant provided Mr. Garcia and Ms. Arnold, for the chief financial officer and vice president, finance roles and the Company paid Avant a fee of $97,834 per month for three months, including overtime which was charged at $225 per hour over 50 hours per week. Additional fees applied to the other financial support staff. Subsequent to the initial three-month term, Avant continued to supply a chief financial officer and vice president, finance, at the same rate until the employment of Mr. Garcia as Chief Financial Officer in October 2012. In connection with Mr. Garcia's employment, Avant waived any termination or placement fees that may have otherwise been due with respect to the hire of Mr. Garcia, and the consulting fees charged by Avant to the Company with respect to Mr. Garcia's services ended in September 2012.

        Employment of Chief Financial Officer.    In October 2012, Mr. Garcia entered into an employment agreement (the "Garcia Employment Agreement") with the Company to serve as its Chief Financial Officer. The agreement provides for a base salary of $265,000 on an annual basis, and the opportunity for Mr. Garcia to participate in an incentive plan for 2013 with a target bonus of 60% of his annual base salary.

        2012 Payments under the 2011 Incentive Compensation Bonus Plan.    In the first quarter of 2012, the Company approved and made bonus payouts for participants of the Plan during 2011, with the Board of Directors approving exceptions to the Plan's target requirements in certain cases to account for extraordinary events or performance, and in consideration of the need to retain the Company's key management. In consideration of extraordinary events and performances of the following Named Executive Officers, bonuses were paid out in March 2012 under the Plan for 2011 as follows regardless of the operating income minimum threshold requirement and target achievement:

Name	Percentage of Target	Cash Amount
Jennifer Hankes Painter	100	$142,140
Chris King	100	$151,930
Blima Tuller	150	$130,560

        The target bonus for Mr. King was calculated using a prorated base salary that balanced eleven months at his Chief Financial Officer rate of $246,100 and one month at his interim Chief Executive Officer rate of $350,000.

        2012 Bonus Arrangements.    In February 2012, Mr. Gorsun and Ms. Painter were provided with a new performance-based bonus structure. Their bonus arrangement provided for a bonus to be paid to them in the event that any distribution (including, but not limited to, through dividends, a distribution of assets, share buy-backs, or a sale of the Company) was made to our stockholders subsequent to the date of the Gorsun Letter Agreement. The amount of any such bonus payable to each of them would be equal to the sum of (i) 160% of the executive's annual base salary times per-share cumulative future stockholder distributions to the extent less than or equal to $1.15, plus (ii) 480% of annual base salary times the per-share cumulative future stockholder distributions, if any, in excess of $1.15. Further, upon a termination without cause, each officer would receive a bonus amount calculated by deeming that a stockholder distribution was made in the amount of net proceeds of any sale of all or a portion of the Company occurring between February 2012 and the date of termination, deducting from the calculation any bonuses previously received pursuant to this bonus arrangement. The targets and calculations for 2013 are adjusted for Ms. Painter to account for the Company's December 2012 one-for-twenty reverse stock split.

        In connection with Mr. Gorsun's retirement as Chief Executive Officer of the Company, he will receive a bonus of (i) $9,741 on May 29, 2013 related to the May 2012 special dividend to stockholders and (ii) $40,166 on or before July 31, 2013. No other bonus payments are owed to Mr. Gorsun in connection with his employment agreement.

        In connection with his employment as Chief Financial Officer, Mr. Garcia is eligible to participate in the Company's incentive plan for 2013 with a target bonus of 60% of his annual base salary.

        In 2012, Mr. Stehlin was paid a cash bonus award of $12,947 after the accomplishment of his 2012 third quarter target pursuant to the OCS Management Incentive Compensation Plan.

        In connection with Mr. Stehlin's appointment as Chief Effective Officer, effective February 1, 2013, Mr. Stehlin's annual target bonus opportunity is equal to 80% of his annual base salary.

        Stock Option Grants/Shares of Restricted Stock.    In 2012, performance-based compensation shifted from long-term equity compensation in the form of stock options to shorter-term performance bonuses. The Board of Directors therefore did not authorize any grants of stock options or other equity to Named Executive Officers in 2012, with the exception of a discretionary grant of shares of restricted stock to Mr. Gorsun worth $25,000 in June 2012. Instead, Mr. Gorsun and Ms. Painter were provided with cash incentive bonuses as described above. In 2013, however, the Board of Directors returned to utilizing long-term equity awards to attract and motivate its executive team. On April 1, 2013, the Board of Directors approved annual equity grants to certain key employees, including certain Named Executive Officers. Mr. Stehlin's equity grants were previously approved pursuant to the Stehlin Employment Agreement.

        Taking the compensation study conducted by Grant Thornton into account, the Board of Directors approved annual stock option grants for the Company's Common Stock and shares of restricted stock for the following individuals in the following amounts:

Name	Number of Options	Number of Shares of Restricted Stock
David S. Stehlin	18,000	6,000
Stephen A. Garcia	10,900	3,633
Jennifer Hankes Painter	3,100	1,033

        The equity grants occurred on April 1, 2013, and the shares of restricted stock will vest in full on February 1, 2016 for Mr. Stehlin, and on April 1, 2016 for Mr. Garcia and Ms. Painter, subject to the executives' continuing employment. The stock options have an exercise price equal to the fair market value per share on the option grant date, which was $10.55 per share, and for Mr. Stehlin, 6,000 of the options will vest on February 1, 2014, with the remaining 12,000 options vesting pro rata monthly over the following 24 month period. For Mr. Garcia and Ms. Painter, the options will vest over three years pro rata in annual installments from the first anniversary of the grant date. The options for all of the executives vest immediately upon a change of control, and are subject to the executive's continued employment.

        Cash Payments to Option Holders related to Special Dividends.    Upon declaration of a $75 million dividend to the Company's stockholders in October 2011, the Board of Directors knew that the value of stock options held by its option holders would decrease, and that the stock options would significantly lose their retention value. Therefore, upon recommendation by the Compensation Committee and Farient, the Board of Directors approved a staggered cash payment to option holders equal to the loss in fair value of their options as a result of the dividend, using the Black-Scholes valuation methodology. All option holders who were continuing to provide service to the Company on the dividend payable date of November 10, 2011, including certain of the Named Executive Officers, received 50 percent of the payment amount in respect of their vested options promptly following payment of the dividend, and received the remaining 50 percent of the payment amount in November 2012, subject to certain conditions, including continued service to MRV. Option holders who held unvested stock options on November 10, 2011 received 100% of the cash payment related to those options in November 2012, subject to the same conditions.

        Each of the Company's Named Executive Officers listed below received the following payments in November 2011 and in November 2012:

Name	Nov 2011 Payment	Nov 2012 Payment
David S. Stehlin	—	$35,541
Barry Gorsun	—	$74,993
Jennifer Hankes Painter	$12,254	$151,419
Chris King(1)	$17,097	—
Blima Tuller(2)	$4,953	$40,331

(1)
Due to Mr. King's resignation in March 2012, he did not receive the November 2012 cash payment.

(2)
The separation and transition agreement for Ms. Tuller provided for the acceleration of her November 2012 payment within 60 days of her separation date, and she received this amount in May 2012.

        In May 2012, the Board of Directors declared a second special cash dividend of approximately $47.3 million to the Company's stockholders. The Compensation Committee engaged Farient again to provide Black-Scholes calculations to address the loss in fair value of options to option holders as a result of the special dividend. The Board of Directors reviewed and approved the variables impacting the Black-Scholes methodology, and provided a staggered cash payment to option holders equal to the loss in fair value of their options pursuant to the Black-Scholes calculations. All option holders who were continuing to provide service to the Company on May 25, 2012, the payable date of the special dividend, received 50 percent of the payment amount in respect of their vested options promptly following payment of the dividend, and will receive the remaining 50 percent of the payment amount 12 months following, conditioned upon continuous service to MRV, subject to certain acceleration conditions including death, disability or a change of control. Option holders with unvested options will receive the cash payment in 12 months following as well, subject to the same conditions described above.

        Each of the Company's Named Executive Officers listed below received the following payments in May 2012, and is eligible for the remaining payments upon vesting in May 2013:

Name	May 2012 Payment	May 2013 Eligible Payment
David S. Stehlin	—	$7,716

Barry Gorsun	$1,392	$9,741	(1)
Jennifer Hankes Painter	$5,126	$42,458

(1)
Pursuant to the Gorsun Separation Agreement, Mr. Gorsun will receive this amount on May 29, 2013.

        A third special dividend in the amount of $10.6 million was declared and paid out in December 2012, and Farient was engaged to provide Black-Scholes calculations related to the loss in fair value of options to option holders as a result of the special dividend. Due to the relatively minor impact of this dividend, the Board of Directors approved a one-time cash payment to option holders instead of a staggered cash payment. The following Named Executive Officers received one-time payments in December 2012 as follows: Mr. Stehlin, $1,068; Mr. Gorsun, $1,559; and Ms. Painter, $6,107.

Policy Governing Grant of Stock Options

        We adopted a written stock option policy, updated in January 2013, to supplement the provisions of our equity compensation plans and to govern the timing of stock option grants to employees generally and to officers and directors in particular. The goal in adopting the policy was to seek to ensure that equity-based awards were made in a manner consistent with the terms of the governing plans and at prices and times that are determinable, and only upon approval by the Compensation Committee, or the Board of Directors for certain executives including the Named Executive Officers.

Employee Benefits

        Executives are generally entitled only to benefits consistent with those offered to our other employees. We offer group life, disability, medical, dental and vision insurance and a 401(k) plan.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Pons (Chair), Traub and Tongue. Mr. Tongue replaced Igal Shidlovsky in October 2012, and prior to that, Philippe Tartavull, Michael McConnell and Ms. Herman served on the committee through January 2012. No member of the Compensation Committee was, from January 1, 2012 to present, an officer or employee of MRV or any of its subsidiaries; was formerly an officer of MRV or any of its subsidiaries; or had a relationship in 2012 requiring disclosure under applicable SEC regulations except as set forth in "Relationships of Officers and Directors and Director Independence" set forth above. No executive officer of MRV serves or served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, any of whose executive officers served as a member of the Compensation Committee or as a director of MRV.

Stockholder Advisory Vote on Executive Compensation

        The results of the stockholder advisory vote on executive compensation proposal at our October 2012 annual meeting of stockholders were very favorable, with 86% of the shares that were voted approving, and 14% of the shares that voted voting against or abstaining from voting. In January 2012, we held an annual meeting of stockholders in which we submitted to stockholders an advisory vote on the frequency of holding an advisory vote on executive compensation. Holders of over 98% of the Company's Common Stock approved the Board-recommended one year frequency, with the remaining shares voting for a two or three year frequency or abstaining from voting. We appreciate the confidence our stockholders have in our Board of Directors oversight of executive compensation. Our Board of Directors continues to review and revise the Company's compensation programs to keep the programs in line with the Board of Director's strategic plan for the Company, and we will continue to take our stockholders' advice to request an advisory vote of stockholders on executive compensation on a one year frequency.

Compensation Committee Report

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, in whole or in part, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.

        The Compensation Committee of MRV Communications, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee of the Board of Directors
Robert Pons, Chair Kenneth Traub Glenn Tongue

SUMMARY COMPENSATION TABLE

        The following table summarizes information regarding compensation paid and the fair value of equity grants during each of the past three fiscal years to the Named Executive Officers serving during the year ended December 31, 2012.

	Year	Salary	Bonus(1)	Option Awards(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Comp(5)	Total
David S. Stehlin(6)	2012	$279,449	$36,619	—	—	$12,937	$8,124	$337,129
Stephen A. Garcia(7)	2012	$66,250	—	—	—	—	$1,069	$67,319
Jennifer Hankes Painter	2012	$272,435	$162,652	—	—	$170,459	$7,942	$613,487
	2011	$241,456	$12,254	$201,220	—	$142,140	$7,917	$604,987
	2010	$223,179	$25,000	$203,561	—	$152,186	$4,409	$608,335
Barry Gorsun(8)	2012	$383,077	$77,944	—	$24,643	$235,963	$8,124	$729,751
	2011	$261,272	—	—	—	—	$7,470	$268,742
	2010	$53,120	—	$302,175	—	$31,272	$547	$387,114
Chris King(9)	2012	$95,492	—	—	—	—	$389,907	$485,400
	2011	$250,833	$17,097	$231,403	—	$151,930	$7,917	$659,180
	2010	$225,653	$15,000	$218,483	—	$149,978	4,660	$613,774
Blima Tuller(10)	2012	$58,836	$40,331	—	—	—	$346,025	$445,191
	2011	$221,785	$4,953	$40,244	—	$130,560	$7,917	$405,459
	2010	$170,102	$7,091	$34,580	—	$74,990	$3,318	$290,080

(1)
The Board of Directors authorized cash payments to all employees equal to the loss in the Black-Scholes value of their stock options due to a special $75.0 million dividend paid to stockholders in November 2011. One-half of the vested amount was paid out immediately, which equaled $12,254 for Ms. Painter, $17,097 for Mr. King and $4,953 for Ms. Tuller, and the remainder was paid out in December 2012, which equaled $35,541 for Mr. Stehlin, $151,419 for Ms. Painter, $74,993 for Mr. Gorsun (and an accelerated payout for Ms. Tuller of $40,331 in May 2012). A $47.3 million special dividend was paid to stockholders in May 2012, and a similar cash payment was paid to option holders. One-half of the vested amount was paid out immediately which equaled $5,126 for Ms. Painter, and $1,392 for Mr. Gorsun, and the remainder will be paid out in May 2013. A third $10.6 million special dividend was paid to stockholders in December 2012, and a cash payment for the full amount for vested and unvested options was paid up front which amount equaled $1,068 for Mr. Stehlin, $6,107 for Ms. Painter, and $1,559 for Mr. Gorsun. Mr. King and Ms. Painter each received discretionary bonuses in December 2010 in the amounts of $15,000 and $25,000, respectively, for their efforts in completing the sale of Source Photonics, Inc. and related entities. Ms. Tuller received a discretionary bonus in August 2010 of $7,091 for her work closing the second quarter financial statements despite finance staff reductions in that period.

(2)
Amounts reflect the aggregate grant date fair value determined by MRV calculated in accordance with Financial Accounting Standards Board ASC 718 Compensation—Stock Compensation ("ASC 718"). The stated amounts do not reflect whether the recipient will actually realize a financial benefit from the awards. For additional information regarding valuation assumptions, refer to Note 12 (Share-Based Compensation) in the Notes to our financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)
Mr. Gorsun received a discretionary grant of 1,812 shares of restricted stock on June 1, 2012 with a one year vesting period subject to his continued service to the Company. The fair value of the restricted stock on the date of grant was $13.60 per share, determined in accordance with ASC 718.

(4)
The Non-Equity Incentive Plan Compensation cash bonuses earned for the year designated were paid out in March of the following year for the 2010 and 2011 performance years. In 2012, Mr. Gorsun and Ms. Painter's bonuses were paid out as cash was returned to stockholders per their Letter Agreements as described herein under the heading "Employment Agreements and Change of Control Arrangements" below. Mr. Stehlin's bonus plan had quarterly targets, and the full amount of his Non-Equity Incentive Plan Compensation cash bonus was paid during the 2012 performance year.

(5)
None of the Named Executive Officers received perquisites in excess of $10,000, and therefore such amounts are not included in the "All other compensation" or "Total" columns. For each Named Executive Officer, "All other compensation" includes life insurance premiums paid by MRV and contributions made by MRV to the Company's 401(k) savings plan on the officer's behalf, with the exception that "All other compensation" includes severance payment and vacation payouts of $386,094 and $340,549 for Mr. King and Ms. Tuller, respectively.

(6)
Mr. Stehlin joined MRV's OCS division as its Senior Vice President of Sales and Marketing in April 2011, became the President of OCS in February 2012, and was promoted to the position of Chief Executive Officer in February 2013.

(7)
Mr. Garcia became our Chief Financial Officer in April 2012, as a consultant for Avant and was compensated by Avant. In October 2012, MRV hired Mr. Garcia directly as an employee, which compensation is reflected in the table above.

(8)
Mr. Gorsun was hired in October 2010 as the President of MRV's OCS division. He was additionally appointed as President and Chief Operating Officer of MRV in December 2011, and in February 2012, he became the Chief Executive Officer. In January 2013, he resigned and is acting as a consultant to the Company through July 2013.

(9)
Mr. King joined MRV in January 2008 as VP, Finance and Chief Compliance Officer, was promoted to Chief Financial Officer in July 2009, and took on the Interim Chief Executive Officer role from December 2011 to February 2012. He maintained his role as Chief Financial Officer through his departure in March 2012.

(10)
Ms. Tuller was hired as the Director of Finance in December 2008, was promoted to the position of VP, Finance in July 2009, and departed in March 2012.

GRANTS OF PLAN-BASED AWARDS IN 2012

        The following table summarizes awards to Named Executive Officers during 2012:

			Estimated future payout under non-equity incentive plan awards(1)
							Grant date fair value of restricted stock award(3)
						Number of shares of restricted stock(2)
Name	Grant date	Approval date	Threshold $	Target $	Maximum $
David S. Stehlin(4)	6/1/2012	5/18/2012	$—	$188,500	$329,875
Barry Gorsun(5)	2/2/2012	2/2/2012	$—	$608,000	$—
	6/1/2012	5/18/2012				1,812	$24,643
Jennifer Hankes Painter	2/2/2012	2/2/2012	$—	$435,896	$—

(1)
Mr. Stehlin's cash bonus award of $12,947 was paid out after accomplishment of the 2012 third quarter target pursuant to the Plan as set forth herein under the heading entitled "2012 Bonus Arrangements" in the Compensation Analysis and Discussion above. Mr. Gorsun and Ms. Painter were paid out bonuses aggregating $235,963 and $170,459, respectively, from time to time in 2012 and January 2013 related to distributions to stockholders in 2012 per the terms of their Letter Agreements.

(2)
This restricted stock award was granted under the Omnibus Plan and vests in full one year from the date of grant, provided that Mr. Gorsun continues to provide service to the Company on the vesting date.

(3)
The grant date fair value of the restricted stock award was $13.60 per share, which is the average of the closing bid and ask quotations per share of the Company's Common Stock as reported on the OTCQB Marketplace on the date of grant.

(4)
The approval date for Mr. Stehlin set forth above is the date the Board of Directors approved an increase to Mr. Stehlin's target bonus and salary, which was made effective on the grant date set forth above. The original approval and grant date of the Plan in which Mr. Stehlin participated was February 2, 2012.

(5)
The approval date set for Mr. Gorsun set forth above regarding his award of shares of restricted stock is the date the Board of Directors approved the award, which was made effective on the grant date set forth above.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Grant date		Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares of stock that have not vested	Market value of shares of stock that have not vested
David S. Stehlin	7/15/2011	(2)	1,834	3,666	$29.00	7/15/2021
Barry Gorsun	12/1/2010	(1)	6,250	6,250	$33.20	12/1/2020
	6/1/2012	(3)					1,812	$18,664
Jennifer Hankes Painter	12/1/2009	(1)	1,875	625	$15.53	12/1/2019
	8/13/2010	(1)	5,887	5,886	$23.80	8/13/2020
	6/1/2011	(2)	3,334	6,666	$27.60	6/1/2021

(1)
These stock options vest in one-fourth annual installments beginning on the first anniversary of the date of grant based on the executive officers' continued employment on the vesting date, and have a 10-year term.

(2)
These stock options vest in one-third annual installments beginning on the first anniversary of the date of grant based on the executive officers' continued employment on the vesting date, and have a 10-year term.

(3)
These shares of restricted stock vest in full on the first anniversary of the date of grant based on the executive's continued service to the Company through the vesting date. The market value of shares of restricted stock that have not yet vested was determined by taking the closing price of the Company's Common Stock on December 31, 2012 which was $10.30 per share, times the number of shares that have not yet vested.

Other Compensation Information

        There were no option exercises by Named Executive Officers during 2012. We did not grant to any Named Executive Officer, nor did any Named Executive Officer vest in, any stock appreciation rights, or similar instruments, restricted stock, restricted stock units, or similar instruments during 2012 with the exception of the restricted stock grant to Mr. Gorsun set forth in the table above. We generally do not have pension or other retirement plans, except for a 401(k) savings plan under which we make employer contributions on behalf of U.S. employees and pension plans where required for our foreign subsidiaries, and we make contributions to a 401(k)-type insurance fund for our Israeli employees. We do not have any nonqualified defined contribution or other nonqualified deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements and Change of Control Arrangements

        Stehlin Employment Agreement.    In connection with Mr. Stehlin's promotion to the position of Chief Executive Officer on February 1, 2013, the Company entered into an Employment Agreement (the "Stehlin Employment Agreement") with him. Under the Stehlin Employment Agreement, Mr. Stehlin receives a base salary of $350,000 per year, an annual target bonus opportunity equal to 80% of his annual base salary, and an initial equity award of 18,000 stock options and 6,000 shares of restricted stock. The equity awards were granted on April 1, 2013, and the shares of restricted stock will vest in full on February 1, 2016, subject to Mr. Stehlin's continuing employment. The stock options have an exercise price equal to the fair market value on the option grant date which was $10.55 per share, and 6,000 of the options will vest on February 1, 2014, with the remaining 12,000 options vesting pro rata monthly over the following 24 month period, subject to Mr. Stehlin's continuing employment. The term of Mr. Stehlin's employment goes through December 31, 2013, and automatically renews for successive one-year periods unless notice is provided at least 90 days before the end of the applicable term. If Mr. Stehlin is terminated by the Company without "cause" or by him for "good reason," he will receive up to 12 months' payment of COBRA premiums and severance consisting of salary continuation of six months' base salary, unless the termination occurs after a change in control, in which case the severance will be a lump sum payment equal to 12 months' base salary plus a pro rata amount of his target bonus opportunity (if the termination date is after March 31 of the year of termination), and accelerated vesting of unvested Company equity awards assumed as part of the "change in control."

        For purposes of the Stehlin Employment Agreement, "cause" occurs if Mr. Stehlin: (a) is convicted of or pleads nolo contendre to a felony, (b) commits fraud or a material act or omission involving dishonesty affecting the assets, business or reputation of the Company, (c) willfully fails or refuses to carry out the material responsibilities of his employment, as reasonably determined by the Board, without cure within 20 days of receiving written notice, (d) engages in gross negligence, willful misconduct or a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company or the ability of Executive to perform the duties and responsibilities of his employment, or (e) willfully engages in any act or omission that is in material violation of Company policy.

        "Good reason" means any of the following: (a) a failure by the Company to pay Mr. Stehlin's salary, bonus and benefits in accordance with the agreement; or (b) in connection with a change in control, (c) the failure by the successor or acquiring company to succeed to or assume the obligations of the Company under the agreement, or (d) a material diminution of Mr. Stehlin's duties and responsibilities. For termination by Mr. Stehlin for good reason to be effective, Mr. Stehlin must provide the Company with written notice of the triggering event, and the Company has 30 days to cure the situation.

        A "change of control" is deemed to have occurred if and when (a) any person, other than the Company or certain related entities, is or becomes the beneficial owner of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding voting securities; (b) a merger or consolidation of the Company or any subsidiary of the Company with any other entity is consummated, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board of Directors of the Company or the surviving entity or (2) a merger or consolidation effected to implement a recapitalization of the Company in which no person is or becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or (c) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

        The Company may terminate Mr. Stehlin's employment due to disability if Mr. Stehlin is unable to substantially perform the essential duties and responsibilities of his employment for at least 90 consecutive calendar days or 120 or more calendar days during any calendar day period by reason of physical or mental incapacity. If Mr. Stehlin dies during the term of his employment, his employment terminates on the date of his death. If Mr. Stehlin's employment is terminated due to death or disability, then he or his spouse or heirs shall receive up to 12 months' payment of COBRA premiums and severance consisting of salary continuation of six months' base salary. The agreement has other customary provisions regarding release of claims and covenants related to confidentiality, non-solicitation, non-competition, non-disparagement and claw back requirements if the Company's financial statements are restated.

        Garcia Employment Agreement.    In October 2012, Mr. Garcia entered into an employment agreement (the "Garcia Employment Agreement") with the Company to serve as its Chief Financial Officer, though he had been serving as the Company's Chief Financial Officer since April 2012 through a consulting arrangement with Avant. The Garcia Employment Agreement provides for a base salary of $265,000 on an annual basis, and the opportunity for Mr. Garcia to participate in an incentive plan for 2013 with a target bonus of 60% of his annual base salary. The agreement further provides for severance pay equal to the continuation of six months base salary plus health insurance benefits in the event that Mr. Garcia is terminated without "cause" by the Company or Mr. Garcia terminates his employment for "good reason." The severance pay is accelerated and paid in a lump sum and an additional six months health insurance benefits are available if Mr. Garcia is terminated within an 18 month period after a "change of control" event occurs. Further, any unvested equity awards held by Mr. Garcia would accelerate and vest in full upon his termination within the change of control period. The Garcia Employment Agreement contains other customary provisions, including among other things, requirements to provide a general release and transition assistance upon termination, and provisions related to confidentiality, non-solicitation, non-competition and non-disparagement.

        For purposes of the Garcia Employment Agreement, "cause" is defined as (a) a willful failure to perform the material duties of Mr. Garcia's position after receiving written notice of such failure and being given twenty days to cure such failure; (b) willful misconduct injurious to the Company; (c) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude, or (d) material breach of the Garcia Employment Agreement, which breach is not cured within 20 days after written notice has been provided to Mr. Garcia.

        "Good reason" means, without Mr. Garcia's written consent: (a) a material diminution in Mr. Garcia's duties or responsibilities; (b) the Company requires Mr. Garcia, without his consent, to be based at a location which is more than 50 miles from his principal work location; or (c) Mr. Garcia's base salary is reduced by greater than 15%. For a termination by Mr. Garcia for good reason to be effective, Mr. Garcia must provide written notice to the Company within 45 days of the triggering event, the Company has 45 days to cure, and Mr. Garcia must terminate his employment within 30 days from the completion of the Company's cure period.

        A "change of control" occurs on the date of the earlier to occur of: (a) the acquisition by any person, other than the Company or certain related entities, of beneficial ownership of 50% or more of the combined voting power of the Company's then outstanding voting securities; (b) the purchase of a majority of the shares of Common Stock of the Company under a tender offer or exchange offer, other than an offer by the Company or certain related entities; or (c) completion of a merger, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company, in each case that does not result in the Company's parent retaining direct or indirect control of the Company.

        Gorsun Executive, Letter and Separation Agreements.    Mr. Gorsun entered into an executive agreement (the "Gorsun Executive Agreement") with our OCS subsidiary, MRV Communications—Boston Division, Inc. ("MRV Boston"), in March 2011 that provided for his compensation, severance and other terms of employment, which agreement was modified in part by a letter agreement dated February 8, 2012 (the "Gorsun Letter Agreement") entered into by the Company and Mr. Gorsun in conjunction with his promotion to Chief Executive Officer. The Executive Agreement provided for a base salary of $230,000 per year (increased to $380,000 per year by the Letter Agreement), a target cash incentive bonus of 45% of his base salary for 2011 pursuant to the Plan, and standard benefits as provided to similarly situated executives. Mr. Gorsun also would receive a lump sum payment equal to six months base salary and payment of premiums of COBRA or its equivalent for 12 months upon termination by the Company without "cause" or by him for "good reason." Further, if there was a "change of control" of the Company, he would receive a lump sum payment equal to 12 months' base salary, and upon a "change of control" of MRV Boston, accelerated vesting of, and up to a three-year extended expiration period for, unvested equity grants. Upon his termination by the Company without cause or by him for good reason in the 12-month period following a change of control of the Company, he would receive a lump sum payment equal to 12 months base salary and payment of premiums of COBRA or its equivalent for 12 months. The agreement includes, among other things, non-compete, non-solicitation and non-disparagement provisions.

        The Gorsun Letter Agreement set forth a revised bonus structure for Mr. Gorsun going forward. His new bonus arrangement provided for a bonus to be paid to him in the event that any distribution (including, but not limited to, through dividends, a distribution of assets, share buy-backs, or a sale of the Company) is made to our stockholders during the term of his employment. The amount of any such bonus payable to Mr. Gorsun would have been equal to the sum of (i) 160% of annual base salary times the per-share cumulative future stockholder distributions to the extent less than or equal to $1.15, plus (ii) 480% of annual base salary times the per-share cumulative future stockholder distributions, if any, in excess of $1.15. For example, if a dividend of $0.50 per share was declared and paid to stockholders, Mr. Gorsun would have received 160% times $380,000 times 0.50, or $304,000. The letter agreement also included an acceleration provision upon termination without cause that would have provided for a bonus amount calculated by deeming that a stockholder distribution was made in the amount of net proceeds of any sale of all or a portion of the Company occurring after the date of the letter agreement but prior to the date of termination, deducting from the calculation any bonuses previously received pursuant to this bonus arrangement. For example, if Mr. Gorsun was terminated without cause, Company assets worth $118.3 million had been sold, and he had already received a bonus for a dividend of $0.50 per share paid to stockholders, then Mr. Gorsun would have been owed a bonus of $152,000. This is calculated by determining that a dividend of $118.3 million would equal $0.75 per share, and after subtracting out the bonus related to the $0.50 dividend, the calculation is 160% times $380,000 times 0.25. The targets and calculations would be adjusted by the Company's December 2012 one-for-twenty reverse stock split, however all bonuses received by Mr. Gorsun under this revised bonus structure occurred pre-split.

        In the Gorsun Executive Agreement, as amended by the Letter Agreement, "cause" was determined by MRV and defined as his (a) willful failure to perform the material duties of his position after receiving written notice of such failure and being given reasonable opportunity to cure such failure; (b) willful misconduct injurious to the Company; or (c) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; subject to a good faith provision. "Good reason" is defined as: (w) a material diminution in Mr. Gorsun's duties or responsibilities; (x) a reduction in his base salary by greater than 15%; (y) in any year a reduction in the target ratio of his annual short-term incentive compensation, bonus or other such payments to base compensation greater than 15%; or (z) a change in the method of calculation of his annual short-term incentive compensation, bonus or other such payments that results in a reduction of this target annual short-term incentive compensation, bonus or other such payments to base compensation greater than 15%, unless such reductions are due to an increase in base compensation (subject to notice and cure provisions). In the Letter Agreement, Mr. Gorsun waived any ability to assert termination for good reason pursuant to the revised compensation arrangement set forth in the Letter Agreement. A "change of control" was defined as: (i) the acquisition by any person, other than the Company or certain related entities, of beneficial ownership of 50% or more of the combined voting power of the Company's then outstanding voting securities; (ii) the purchase of a majority of the shares of Common Stock of the Company under a tender or exchange offer, other than an offer by the Company or certain related entities; or (iii) completion of an merger, liquidation or dissolution of the Company, or the sale of all or substantially all of its assets, in each case that does not result in MRV retaining direct or indirect control of the entity.

        In connection with Mr. Gorsun's departure, the Company entered into a Separation and Consulting Agreement with him dated January 31, 2013 (the "Gorsun Separation Agreement") that sets forth, among other things, the terms of his compensation upon termination of employment. Upon termination of his employment, Mr. Gorsun continues to be paid at the same rate as his base salary of $380,000 per year that was in effect prior to his separation for the six-month consultancy period beginning February 1, 2013, and he will receive a bonus of (i) $9,741 on May 29, 2013 related to the May 2012 special dividend to stockholders and (ii) $40,166 on or before July 31, 2013. No other severance or bonus payments are owed to Mr. Gorsun in connection with the Gorsun Executive Agreement or Gorsun Letter Agreement. The Gorsun Separation Agreement included a customary release of claims against the Company, and stated that the provisions regarding non-solicitation, non-competition, non-disparagement and transition assistance provisions of the Gorsun Executive Agreement continue to apply.

        Painter Letter Agreement.    The Company also entered into a letter agreement with Ms. Painter on February 8, 2012 (the "Painter Letter Agreement") that, among other things, set her annual base salary at $272,435 and provided her with a replacement bonus arrangement which is identical to the bonus arrangement described above for Mr. Gorsun in the Gorsun Letter Agreement.

        Executive Severance Agreements.    In May 2010, Mr. King and Mmes. Painter and Tuller entered into executive severance agreements with us that provide for their continued dedication, loyalty and service. The severance agreements provide for a lump sum payment equal to one year base salary upon termination by MRV without "cause" or by the executive for "good reason," and payment of a pro-rated bonus based on the portion of the year worked in the year of separation, and continuation of benefits for one year. The agreements also include, among other things, confidentiality, non-complete and non-solicitation provisions. The executive severance agreement for Ms. Painter was amended or waived in part by Ms. Painter's Letter Agreement, and the Separation and Transition Agreements for Mr. King and Ms. Tuller are discussed below.

        "Cause" and "good reason" have the same definitions in the agreements for Mr. King and Mmes. Painter and Tuller, as described above in Mr. Gorsun's Executive Agreement, with the exception that the severance agreements' "good reason" definition includes a requirement by MRV that the executives, without their consent, be based at a location more than 50 miles from their principal work location on the date of the request.

        King and Tuller Employment and Separation and Transition Agreements.    In addition to the executive severance agreement described above, Mr. King and Ms. Tuller entered into customary employment agreements with us in July 2009 and December 2008, respectively, that set forth their title at that time, duties, compensation, and other standard terms. In January 2012, each of Mr. King and Ms. Tuller entered into Separation and Transition Agreements with us, allowing for the transition of their duties to their successors, and the completion of the filing of the Company's 2011 Form 10-K with the SEC. The agreements provided that Mr. King and Ms. Tuller receive separation payments equal to $350,000 and $308,800, respectively, payable within 60 days of their separation date, and health and welfare benefits up to one year. They met the conditions precedent for payment of the separation benefits, which included remaining employed through the later of March 30, 2012 or the filing date of the 2011 Form 10-K with the SEC. Per Ms. Tuller's agreement, she also received accelerated vesting of an approximately $40,000 cash payment related to the November 2011 special dividend to stockholders. The separation payments and benefits were further subject to execution of a general release, resignation from various subsidiary boards of directors and other fiduciary positions, and various covenants, including confidentiality, non-solicitation, non-compete and non-disparagement.

 Potential Payments upon Termination or Change of Control

        Stehlin Executive Agreement.    Mr. Stehlin had entered into an Executive Agreement with MRV Boston in June 2012 which governed the terms of any potential payments upon his termination as of December 31, 2012. Pursuant to the terms of the executive agreement with Mr. Stehlin, he would receive a lump sum payment of one year base salary plus payment of premiums of COBRA for up to one year upon a separation from service during the 12-month period following a change of control of MRV Boston. Further, upon a change of control of MRV Boston, regardless of a separation from service, Mr. Stehlin would receive $100,000 plus nine months' base salary and acceleration of unvested stock options or other equity awards. Pursuant to the Stehlin Employment Agreement which we entered into with him in February 2013, Mr. Stehlin is entitled to payments upon a termination of his employment by the Company without cause or by him for good reason, and upon his death or disability. The terms of these payments are discussed above under the subheading "Stehlin Employment Agreement."

        Separation from Service during the one-year period following a Change of Control of MRV Boston (occurring on December 31, 2012)

One year base salary	$290,000
One year COBRA or equivalent(1)	$21,665

Total estimated payments:	$311,665

        Additional payments upon a Change of Control of MRV Boston regardless of Separation from Service (occurring on December 31, 2012)

Bonus	$317,500
Acceleration in full of unvested stock options(2)	$—

Total estimated payments:	$317,500

(1)
The estimated benefits amounts are calculated by reference to the amounts paid by MRV in 2012.

(2)
Mr. Stehlin did not have any options that were in-the-money as of December 31, 2012.

        Garcia Employment Agreement.    Pursuant to the terms of the Garcia Employment Agreement, Mr. Garcia would receive six months' base salary, paid in equal installments on the Company's regular paydays, upon his termination by MRV without cause or by Mr. Garcia for good reason, plus payment of premiums of COBRA for up to six months. Upon a separation from service during the 18-month period following a change of control, Mr. Garcia would receive a lump sum equal to six months' base salary, plus payment of premiums of COBRA for up to one year and acceleration of unvested stock options or other equity awards.

        Separation from Service without Cause or for Good Reason (occurring on December 31, 2012)

Six months' base salary	$132,500
Six months' COBRA or equivalent(1)	$10,833

Total estimated payments:	$143,333

        Separation from Service during the 18-month period following a Change of Control (occurring on December 31, 2012)

Six months' base salary	$132,500
Acceleration in full of unvested equity awards(2)	$—
One year COBRA or equivalent(1)	$21,665

Total estimated payments:	$154,165

(1)
The estimated benefits amounts are calculated by reference to the amounts paid by MRV in 2012.

(2)
Mr. Garcia did not have any equity awards as of December 31, 2012.

        Gorsun Executive and Letter Agreements.    In accordance with the Gorsun Executive Agreement, dated as of December 31, 2012, Mr. Gorsun would have received a lump sum payment equal to six months' base salary and payment of premiums of COBRA or its equivalent for 12 months upon termination by the Company without cause or by him for good reason. Upon his termination by the Company without cause or by him for good reason in the 12-month period following a change of control of the Company, Mr. Gorsun would receive a lump sum payment equal to 12 months' base salary and payment of premiums of COBRA or its equivalent for 12 months. Further, if there was a "change of control" of the Company, he would receive a lump sum payment equal to 12 months' base salary, and upon a change of control of MRV Boston, accelerated vesting of, and up to a three-year extended expiration period for, unvested equity grants, none of which were in-the-money as of December 31, 2012. Also, per the Gorsun Letter Agreement, Mr. Gorsun would receive an acceleration of a bonus upon termination by the Company without cause or by Mr. Gorsun for good reason calculated by deeming that a stockholder distribution was made in the amount of net proceeds of any sale of all or a portion of the Company occurring after the date of the letter agreement but prior to the date of termination, deducting from the calculation any bonuses previously received pursuant to this bonus arrangement. For purposes of the tables below, Mr. Gorsun was still our Chief Executive Officer at December 31, 2012, however, he entered into the Gorsun Separation Agreement with the Company in January 2013 which supersedes all termination payments set forth below.

        Separation from Service from the Company without Cause or for Good Reason (occurring on December 31, 2012)

Six months' base salary	$190,000
Acceleration of bonus per the Gorsun Letter Agreement	—
One year COBRA or equivalent(1)	$3,503

Total estimated payments:	$193,503

        Separation from Service during the one-year period following a Change of Control of the Company (occurring on December 31, 2012)

One year base salary	$380,000
One year COBRA or equivalent(1)	$3,503

Total estimated payments:	$383,503

(1)
The estimated benefits amounts are calculated by reference to the amounts paid by MRV in 2012.

        Painter Executive Severance and Letter Agreements.    Pursuant to an executive severance agreement for Ms. Painter entered into with the Company, upon her termination by MRV without cause or by her for good reason, she would receive a lump sum payment equal to one year base salary, payment of a pro-rated bonus based on the number of months worked in the year of separation (which was waived by the Painter Letter Agreement), and continuation of benefits for one year. The Painter Letter Agreement modified the bonus Ms. Painter would receive in the event of termination and instead, per the Painter Letter Agreement, Ms. Painter would receive an acceleration of a bonus upon termination by the Company without cause or by Ms. Painter for good reason calculated by deeming that a stockholder distribution was made in the amount of net proceeds of any sale of all or a portion of the Company occurring after the date of the Painter Letter Agreement but prior to the date of termination, deducting from the calculation any bonuses previously received pursuant to this bonus arrangement.

        Separation from Service without Cause or for Good Reason (occurring on December 31, 2012)

One year base salary	$272,435
Acceleration of bonus per the Painter Letter Agreement	—
Estimation of one year of benefits(1)	$8,561

Total estimated payments:	$280,996

(1)
The estimated benefits amounts are calculated by reference to the amounts paid by MRV in 2012.

        The executive severance agreements were not in place as of December 31, 2012 for Mr. King and Ms. Tuller as their employment had terminated in March 2012. The severance payments paid to Mr. King and Ms. Tuller in connection with their separation are described further above under the subheading "King and Tuller Employment and Separation and Transition Agreements" above.

        The Company's Omnibus Plan, as amended, provides for the vesting in full of all restricted stock and stock option awards granted under the plan to be accelerated upon a change of control of the Company, unless the Board of Directors or Compensation Committee otherwise provides. All equity grants under the Omnibus Plan provide for such accelerated vesting.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 2)

General

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to approve, on an advisory nonbinding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC's rules. We ask that you support the compensation of our Named Executive Officers as disclosed in the "Compensation Discussion and Analysis" beginning on page 19 of this proxy statement and the accompanying tables contained in this proxy statement.

        As described under the heading "Philosophy" in the "Compensation Discussion and Analysis" section beginning on page 19, our executive compensation programs are designed to motivate and retain our remaining Named Executive Officers, who are critical to the success of our strategy to return value to stockholders, and to link a significant portion of their compensation to the return of value to stockholders. Please read the "Compensation Discussion and Analysis" for additional details about our executive compensation program for Named Executive Officers in 2012, and how it has evolved in the first part of 2013.

        The Compensation Committee continually reviews our Named Executive Officers' incentive compensation programs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests. As a result of this review process, the Compensation Committee and Board of Directors have taken several actions to align executive compensation with stockholders' interests. For example:

  •
  In 2012, we shifted our use of long-term equity compensation in the form of stock options to shorter-term performance bonuses and retention plans, and adjusted our cash incentive bonus plans for the corporate executive officers to be based on a return of value to stockholders; and

  •
  In 2013, we returned to long-term equity incentive compensation for our executive officers to attract and motivate our executive team and to create a strong connection between executive compensation and long-term stockholder value; and the employment agreements for each of Messrs. Stehlin and Garcia include a target for a cash incentive plan that will be based on financial metrics of the Company.

        We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their view on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

        The "say-on-pay" vote is advisory, and therefore not binding on MRV, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

        For approval of the advisory vote on the compensation of our Named Executive Officers, an affirmative vote of the holders of a majority in voting power of the shares of Common Stock represented in person or represented by proxy and entitled to vote on this item will be required for approval.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote "FOR" the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC and request your approval of the following resolution:

  "RESOLVED, that the compensation paid to MRV's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, is hereby APPROVED."

REPORT OF THE AUDIT COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act, or the Exchange Act that might incorporate future filings, in whole or in part, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of financial controls. In fulfilling its oversight responsibilities during 2012, the Audit Committee periodically:

  •
  reviewed the unaudited and audited financial statements with management and the Company's independent registered public accounting firm, Ernst & Young LLP;

  •
  discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and the Company's independent registered public accounting firm;

  •
  reviewed the Company's financial controls and financial reporting process; and

  •
  reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

        The Audit Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of its examinations, its evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee received from the independent registered public accounting firm written disclosures regarding the auditors' independence required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm that firm's independence and considered the compatibility of its non-audit services (principally tax advisory services) with the standards for auditors' independence. The Audit Committee discussed and assessed with management and the independent registered public accounting firm, management's report and the independent registered public accounting firm's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

        In reliance on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012.

Audit Committee of the Board of Directors
Kenneth H. Traub, Chair Robert M. Pons Glenn Tongue

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

General

        The Audit Committee of the Board of Directors appointed Ernst & Young LLP as the independent registered public accounting firm of our consolidated financial statements for the year ending December 31, 2013. Ratification of the appointment of the independent registered public accounting firm and auditor is not required by our bylaws or applicable law. This proposal is before stockholders because, though not binding on the Audit Committee, the Board of Directors has historically submitted the proposal to stockholders at the annual meetings of stockholders as the Board of Directors believes that it is good corporate practice to seek stockholder ratification of the Audit Committee's appointment of independent auditors.

        If the appointment of Ernst & Young is not ratified, the Audit Committee will evaluate the basis for the stockholders' vote when determining whether to continue the firm's engagement, but may ultimately determine to continue the engagement or engage another audit firm without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may act to engage a different independent auditing firm at any time during the year, if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm's Fees and Services

        The Audit Committee's policy and procedure is to pre-approve all audit and permissible non-audit related services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally subject to a specific budget. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

        The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed through the date of the auditor's periodic report. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee approved 100% of the professional services for the Audit, Audit-Related, Tax and Other Fees indicated below for the years ended December 31, 2012 and 2011.

        Ernst & Young LLP has been the principal independent registered public accounting firm for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q. The following is a summary of the fees Ernst & Young billed to the Company for services rendered for the years ended December 31, 2012 and 2011 relating to continuing operations:

Fee Category	2012	2011
Audit Fees	$2,241,423	$2,555,407
Audit-Related Fees	—	25,000
Tax Fees	677,394	934,789
All Other Fees	—	—

Total	$2,918,817	$3,515,196

        The preceding table includes $300,786 and $176,510 for audit fees related to discontinued operations and for consultations related to discontinued operations for the years ended December 31, 2012 and 2011, respectively. In March 2012, we sold all of the issued and outstanding capital stock of CES Creative Electronic Systems S.A. and in October 2012, we sold all of the issued and outstanding capital stock that we owned of Alcadon-MRV AB and Pedrena Enterprises B.V. While we divested all of the operating subsidiaries of MRV Switzerland Ltd. in May 2011, the subsidiary did not use Ernst & Young as its auditors.

        Audit Fees.    This category includes fees billed for professional services rendered for the audits of our consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services normally provided, primarily by Ernst & Young, in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    This category includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting matters.

        Tax Fees.    This category includes fees billed for professional services for tax compliance, tax advice and tax planning.

        All Other Fees.    This category includes fees for products and services other than those reported in the Audit Fees, Audit-Related Fees, or Tax Fees categories above.

        The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

        To ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2013, the affirmative vote of the holders of a majority in voting power of the shares of Common Stock represented in person or represented by proxy and entitled to vote on the item will be required for approval.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP which is serving as our independent registered public accounting firm for the year ending December 31, 2013.

 ADDITIONAL INFORMATION

Other Matters

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting of Stockholders other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

Stockholder Proposals for the Next Annual Meeting

        Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with the next annual meeting of stockholders (the "2014 Annual Meeting") must submit their proposals to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, not less than 120 calendar days before the anniversary date of our proxy statement released to stockholders for the Annual Meeting. In the event that the date of our 2014 Annual Meeting is more than 30 days from the anniversary date of the Annual Meeting, stockholders wishing to submit proposals in accordance with Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2014 Annual Meeting must submit their proposals to the Secretary as described above within a reasonable time before we begin to print and send out our proxy material in connection with the 2014 Annual Meeting. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail return receipt requested. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8, in order to be included in our proxy materials. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Director Attendance at Annual Meetings

        We use reasonable efforts to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors' schedules. We encourage director attendance at our annual meetings, and all director nominees attended the October 2012 Annual Meeting of Stockholders.

Availability of SEC Filings

        We make available on our website, free of charge, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after such reports are filed with the SEC. You may access them at www.mrv.com. You may also access these reports at the SEC's website at www.sec.gov. Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to: MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, or by calling Investor Relations at (818) 773-0900 or by emailing Investor Relations at ir@mrv.com.

Manner and Cost of Proxy Solicitation

        We will be paying for the cost of preparing, assembling and mailing the proxy materials and the cost of this solicitation. If you access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, e-mail or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000178990_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Kenneth H. Traub 02 Robert M. Pons 03 Mark J. Bonney 04 Matthew Stecker MRV COMMUNICATIONS, INC. 20415 NORDHOFF STREET CHATSWORTH, CA 91311 ATTN: Legal Dept. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. Advisory vote to approve named executive officer compensation. 3. Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013. NOTE: Act upon such other matters as may properly come before the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000178990_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . MRV COMMUNICATIONS, INC. Annual Meeting of Stockholders June 17, 2013 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Stephen A. Garcia and David Stehlin, as proxies, with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MRV COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Fulbright & Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103, on Monday, June 17, 2013, at 9:00 a.m., EDT, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side